UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☐	Soliciting Material under § 240.14a-12
GoPro, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if Other Than The Registrant)
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April 24, 2019
Dear Stockholders:
You are cordially invited to attend the 2019 Annual Meeting of Stockholders of GoPro, Inc., which will be held virtually on Tuesday, June 4, 2019 at 10:00 a.m. (Pacific Time). The virtual Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/GPRO2019, where you will be able to listen to the meeting live, submit questions and vote online. We believe that a virtual stockholder meeting provides greater access to those who may want to attend and therefore have chosen this over an in-person meeting.
The matters expected to be acted upon at the virtual Annual Meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.
Your vote is important. Whether or not you plan to attend the meeting, please cast your vote as soon as possible by Internet or telephone, or by completing and returning the enclosed proxy card in the postage-prepaid envelope to ensure that your shares will be represented. Your vote by written proxy will ensure your representation at the Annual Meeting regardless of whether you attend the virtual meeting or not. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares at the virtual meeting.
We look forward to your attendance at our virtual Annual Meeting.
Sincerely,
Nicholas Woodman
Chief Executive Officer
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE STOCKHOLDER MEETING TO BE HELD ON JUNE 4, 2019 AT 10:00 A.M. (PACIFIC TIME):
THIS PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT
www.proxyvote.com

GOPRO, INC.
3000 Clearview Way
San Mateo, California 94402

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:
NOTICE IS HEREBY GIVEN that the 2019 Annual Meeting of Stockholders of GoPro, Inc. will be held virtually on Tuesday, June 4, 2019, at 10:00 a.m. (Pacific Time). The virtual Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/GPRO2019, where you will be able to listen to the meeting live, submit questions and vote online.
We are holding the meeting for the following purposes, which are more fully described in the accompanying proxy statement:
1.    To elect nine directors, all of whom are currently serving on our board of directors, each to serve until the next annual meeting of stockholders and until his or her successor has been elected and qualified, or until his or her earlier death, resignation, or removal.

Nicholas Woodman	Peter Gotcher	Susan Lyne
Tyrone Ahmad-Taylor	James Lanzone	Frederic Welts
Kenneth Goldman	Alexander Lurie	Lauren Zalaznick
2.    To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019.
In addition, stockholders may be asked to consider and vote upon such other business as may properly come before the meeting or any adjournment or postponement of the meeting.
Only stockholders of record at the close of business on April 11, 2019 are entitled to notice of, and to vote at, the virtual meeting and any adjournments or postponements thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the virtual meeting will be available for examination by any stockholder for any purpose germane to the meeting during ordinary business hours at our headquarters.
Your vote as a GoPro, Inc. stockholder is very important. Each share of GoPro Class A common stock that you own represents one vote and each share of GoPro Class B common stock that you own represents ten votes. For questions regarding your stock ownership, contact your brokerage firm or other entity that holds your shares or, if you are a registered holder, our transfer agent, American Stock Transfer & Trust Company, LLC, by calling (800) 937-5449, by writing to 6201 15th Avenue, Brooklyn, New York 11219 or by e-mailing help@astfinancial.com.
By Order of the Board of Directors,

Nicholas Woodman
Chief Executive Officer
San Mateo, California
April 24, 2019

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE VIRTUAL ANNUAL MEETING, WE ENCOURAGE YOU TO VOTE AND SUBMIT YOUR PROXY BY INTERNET, TELEPHONE OR BY MAIL. FOR ADDITIONAL INSTRUCTIONS ON VOTING BY TELEPHONE OR THE INTERNET, PLEASE REFER TO YOUR PROXY CARD. TO VOTE AND SUBMIT YOUR PROXY BY MAIL, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE VIRTUAL ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE VIA THE VIRTUAL MEETING WEBSITE. IF YOU HOLD YOUR SHARES THROUGH AN ACCOUNT WITH A BROKERAGE FIRM, BANK OR OTHER NOMINEE, PLEASE FOLLOW THE INSTRUCTIONS YOU RECEIVE FROM YOUR ACCOUNT MANAGER TO VOTE YOUR SHARES.

GOPRO, INC.
PROXY STATEMENT FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

GOPRO, INC.
3000 Clearview Way
San Mateo, California 94402

PROXY STATEMENT FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

April 24, 2019
INFORMATION ABOUT SOLICITATION AND VOTING
The accompanying proxy is solicited on behalf of the board of directors of GoPro, Inc. (“GoPro”) for use at GoPro’s 2019 Annual Meeting of Stockholders to be held virtually on June 4, 2019, at 10:00 a.m. (Pacific Time) (“Annual Meeting”), and any adjournment or postponement of the Annual Meeting. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/GPRO2019, where you will be able to listen to the meeting live, submit questions and vote online. The Notice of Internet Availability of Proxy Materials and this proxy statement for the Annual Meeting (“Proxy Statement”) and the accompanying form of proxy were first distributed and made available on the Internet to stockholders on or about April 24, 2019. GoPro’s annual report on Form 10-K for the year ended December 31, 2018 filed on February 15, 2019 (“Annual Report”) will be available with this Proxy Statement by following the instructions in the Notice of Internet Availability of Proxy Materials.

INTERNET AVAILABILITY OF PROXY MATERIALS
In accordance with U.S. Securities and Exchange Commission (“SEC”) rules, we are using the Internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our Proxy Statement and Annual Report, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. We believe this rule makes the proxy distribution process more efficient and less costly, and helps in conserving natural resources.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING
Purpose of the Annual Meeting
At the Annual Meeting, stockholders will act upon the proposals described in this Proxy Statement.
Record Date; Quorum
Only holders of record of our Class A common stock and Class B common stock at the close of business on April 11, 2019 (“Record Date”) will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, we had 120,428,824 shares of Class A common stock and 33,097,231 shares of Class B common stock outstanding and entitled to vote.

The holders of a majority of the voting power of the shares of our Class A common stock and Class B common stock (voting together as a single class) entitled to vote at the Annual Meeting as of the Record Date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the Annual Meeting if you are present and vote online at the Annual Meeting or if you have properly submitted a proxy.
Voting Rights; Required Vote
In deciding all matters at the Annual Meeting, each holder of shares of our common stock is entitled to one vote for each share of Class A common stock held and ten votes for each share of Class B common stock held as of the close of business on the Record Date. We do not have cumulative voting rights for the election of directors. You may vote all shares owned by you as of the Record Date, including (i) shares held directly in your name as the stockholder of record, and (ii) shares held for you as the beneficial owner in street name through a brokerage firm, bank, trustee, or other nominee.
Stockholder of Record: Shares Registered in Your Name. If, on the Record Date, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the Annual Meeting or vote by telephone, by Internet, or by filling out and returning the proxy card.
Beneficial Owner: Shares Registered in the Name of a Broker or Nominee. If, on the Record Date, your shares were held in an account with a brokerage firm, bank, trustee or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account, and your nominee has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. However, the organization that holds your shares is the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the Annual Meeting.

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Proposal No. 1 – Election of Directors. Each director will be elected by a plurality of the votes cast, which means that the nine individuals nominated for election to the board of directors at the Annual Meeting receiving the highest number of “FOR” votes will be elected. You may either vote “FOR” one or any of the nominees or “WITHHOLD” your vote with respect to one or any of the nominees.

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Proposal No. 2 – Ratification of Appointment of Independent Registered Accounting Firm. Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019 will be obtained if the number of votes cast “FOR” the proposal at the Annual Meeting exceeds the number of votes “AGAINST” the proposal.

Broker non-votes occur when shares held by a broker for a beneficial owner are not voted either because (i) the broker did not receive voting instructions from the beneficial owner or (ii) the broker lacked discretionary authority to vote the shares. Abstentions occur when shares present at the Annual Meeting are marked “abstain.” A broker is entitled to vote shares held for a beneficial owner on “routine” matters, such as the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019, without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters. All of the other proposals presented at the Annual Meeting are non-routine matters. Broker non-

votes and abstentions are counted for purposes of determining whether a quorum is present, but have no effect on the outcome of the matters voted upon except where brokers can exercise discretion on “routine” matters. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the Annual Meeting.
Recommendations of the Board of Directors on Each of the Proposals Scheduled to be Voted on at the Annual Meeting
The board of directors recommends that you vote “FOR” each of the directors named in this Proxy Statement (“Proposal 1”) and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019 (“Proposal 2”). None of the directors or executive officers has any substantial interest in any matter to be acted upon, other than elections to office with respect to the directors so nominated.
Voting Instructions; Voting of Proxies
If you are a stockholder of record, you may:

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vote via the Annual Meeting website—any stockholder can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/GPRO2019, where stockholders may vote and submit questions during the meeting. The Annual Meeting starts at 10:00 a.m. (Pacific Time) on June 4, 2019. Please have your 16-Digit Control Number to join the Annual Meeting. Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.proxyvote.com;

•	vote via telephone or Internet—in order to do so, please follow the instructions shown on your proxy card; or

•	vote by mail—complete, sign and date the proxy card enclosed herewith and return it before the Annual Meeting in the envelope provided.
Votes submitted by telephone or Internet must be received by 11:59 p.m. (Eastern Time) on June 3, 2019. Submitting your proxy, whether via the Internet, by telephone, or by mail, will not affect your right to vote in person should you decide to attend the Annual Meeting. If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct your nominee on how to vote your shares. You may either vote “FOR” all of the nominees to the board of directors, or you may “WITHHOLD” your vote from all nominees or any nominee you specify. For Proposal 2, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting. Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure that your vote is counted.
All proxies will be voted in accordance with the instructions specified on the proxy card. If you sign a physical proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the Annual Meeting, your shares will be voted in accordance with the recommendations of our board of directors stated above.
If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described above) and will not be counted in determining the number of shares necessary for approval of the proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the Annual Meeting.

If you receive more than one proxy card, this is because your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on each proxy card and vote each proxy card by telephone or the Internet. If voting by mail, please complete, sign and return each proxy card to ensure that all of your shares are voted.
Expenses of Soliciting Proxies
GoPro will pay the expenses of soliciting proxies. Following the original mailing of the soliciting materials, GoPro and its agents, including directors, officers and other employees, without additional compensation, may solicit proxies by mail, electronic mail, telephone, facsimile, by other similar means, or in person. Following the original mailing of the soliciting materials, GoPro will request brokers, custodians, nominees and other record holders to forward copies of the soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, GoPro, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials through the Internet, you are responsible for any Internet access charges you may incur.
Revocability of Proxies
A stockholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by:

•	delivering to the Corporate Secretary of GoPro (by any means) a written notice stating that the proxy is revoked;

•	signing and delivering a proxy bearing a later date;

•	voting again by telephone or Internet; or

•	attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.
Voting Results
Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting. The preliminary voting results will be announced at the Annual Meeting. The final results will be tallied by the inspector of elections and filed by the Company with the SEC in a current report on Form 8-K within four business days of the Annual Meeting.

Information regarding our Virtual Meeting
You will be able to attend the Annual Meeting virtually at www.virtualshareholdermeeting.com/GPRO2019, where you will be able to vote electronically and submit questions during the meeting.
You will be able submit a question during the Annual Meeting via our virtual stockholder meeting website, www.virtualshareholdermeeting.com/GPRO2019. If your question is properly submitted during the relevant portion of the meeting agenda, our Head of Corporate Communications will lead the Q&A session and a response to your question will be provided during the live webcast. A webcast replay of the 2019 Annual Meeting, including the Q&A session, will also be archived on www.virtualshareholdermeeting.com/GPRO2019.
If we experience technical difficulties during the virtual meeting (e.g., a temporary or prolonged power outage), our Chairman will determine whether the meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged). In any situation, we will promptly notify stockholders of the decision via www.virtualshareholdermeeting.com/GPRO2019.
If you encounter technical difficulties accessing our meeting or asking questions during the meeting, a support line will be available on the login page of the virtual meeting website.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD;
CORPORATE GOVERNANCE STANDARDS AND DIRECTOR INDEPENDENCE
GoPro is strongly committed to good corporate governance practices. These practices provide an important framework within which our board of directors and management can pursue our strategic objectives for the benefit of our stockholders. Our board of directors has adopted Corporate Governance Guidelines that set forth the role of our board of directors, director independence standards, board structure and functions, director selection considerations, and other governance policies. In addition, our board of directors has adopted written charters for its standing committees (audit, compensation and leadership, and nominating and governance), as well as a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Our board of directors reviews each of the Corporate Governance Guidelines, the committee charters, and the Code of Business Conduct and Ethics annually and implements changes as appropriate. The Corporate Governance Guidelines, the committee charters, and the Code of Business Conduct and Ethics, and any waivers or amendments to the Code of Business Conduct and Ethics, are all available on our Investor Relations website (http://investor.gopro.com) in the “Corporate Governance” section.
Board Leadership Structure
Our Corporate Governance Guidelines provide that our board of directors may choose its chairperson in any way that it considers to be in the best interests of our company. Our nominating and governance committee periodically considers the leadership structure of our board of directors, including the separation of the chairperson and chief executive officer roles and/or appointment of a lead independent director of our board of directors, and makes such recommendations to our board of directors as our nominating and governance committee deems appropriate. Our Corporate Governance Guidelines also provide that, when the positions of chairperson and chief executive officer are held by the same person, the independent directors may designate a “lead independent director.” In cases in which the chairperson and chief executive officer are the same person, the responsibilities of the lead independent director include: scheduling and preparing agendas for meetings of the independent directors; serving as a liaison between the chief executive officer and the independent directors; being available, under appropriate circumstances, for consultation and direct communication with stockholders; ensuring our board of directors is fulfilling its oversight responsibilities in strategy, risk oversight and succession planning; and performing such other functions and responsibilities as requested by our board of directors from time to time.
Currently, our board of directors believes that it is in the best interest of our company and our stockholders for our Chief Executive Officer, Mr. Woodman, to serve as both Chief Executive Officer and Chairman given his knowledge of our company, industry, and strategic vision. Because Mr. Woodman has served and continues to serve in both these roles, our board of directors appointed Kenneth Goldman to serve as our lead independent director in April 2017. As lead independent director, Mr. Goldman, presided over regularly scheduled meetings at which only our independent directors were present to foster open and honest communication, served as a liaison between the Chairman and the independent directors, and performed such additional duties as our board of directors may otherwise determine and delegate. Our board of directors believes that its independence and oversight of management is maintained effectively through this leadership structure, the composition of our board of directors and sound corporate governance policies and practices.
Anthony Bates’ board service term ended at the 2018 Annual Meeting of Stockholders and we are deeply grateful for the significant contributions he made to our board.

Our Board of Directors’ Role in Risk Oversight
Our board of directors is primarily responsible for overseeing our risk management processes. Our board of directors, as a whole, determines the appropriate level of risk for GoPro, assesses the specific risks that we face and reviews management’s strategies for adequately mitigating and managing the identified risks. Although our board of directors administers this risk management oversight function, the committees of our board of directors support our board of directors in discharging its oversight duties and address risks inherent in their respective areas. The audit committee reviews our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our procedures and related policies with respect to risk assessment and risk management. The compensation and leadership committee reviews risks and exposures associated with compensation plans and programs, including incentive plans. The nominating and corporate governance committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks associated with our overall governance practices and the leadership structure of the board of directors (as described above under “Board Leadership Structure”). Our board of directors is kept informed of each committee’s risk oversights and other activities via regular reports of the committee chairs to the full board of directors.
We believe this division of responsibilities is an effective approach for addressing the risks we face and that our board leadership structure supports this approach.
Director Independence
Our board of directors determines the independence of our directors by applying the applicable rules, regulations and listing standards of The Nasdaq Stock Market (“Nasdaq”) and applicable rules and regulations promulgated by the SEC. The applicable rules, regulations and listing standards of Nasdaq provide that a director is independent only if the board of directors affirmatively determines that the director does not have a relationship with the company which, in the opinion of the board of directors, would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director. They also specify various relationships that preclude a determination of director independence. Such relationships may include employment, commercial, accounting, family and other business, professional and personal relationships.
Applying these standards, our board of directors annually reviews the independence of our directors, taking into account all relevant facts and circumstances. In its most recent review, our board of directors considered, among other things, the relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.
Our board of directors has determined that Messrs. Ahmad-Taylor, Goldman, Gotcher, Lanzone, Lurie and Welts, and Mses. Lyne and Zalaznick, are “independent directors” as defined under the applicable rules, regulations and listing standards of Nasdaq and applicable rules and regulations promulgated by the SEC. All members of our audit committee, compensation and leadership committee and nominating and governance committee must be independent directors under the applicable rules, regulations and listing standards of Nasdaq. Members of the audit committee also must satisfy a separate SEC independence requirement, which provides that (i) they may not accept directly or indirectly any consulting, advisory or other compensatory fee from GoPro or any of our subsidiaries other than their directors’ compensation, and (ii) they may not be an affiliated person of GoPro or any of our subsidiaries. Members of the compensation and leadership committee also must satisfy a separate SEC independence requirement and a related Nasdaq listing standard with respect to their affiliation with

GoPro and any consulting, advisory or other fees they may have received from us. Our board of directors has determined that all members of our audit committee, compensation and leadership committee and nominating and governance committee are independent and satisfy the relevant SEC and Nasdaq independence requirements for such committees.
Board and Committee Meetings and Attendance
Our board of directors and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time. During 2018, our board of directors met twelve times, including telephonic meetings, the audit committee held five meetings, the compensation and leadership committee held ten meetings, and the nominating and governance committee held four meetings. All of our directors attended at least 80% of the aggregate of the total number of meetings held by our board of directors and by all committees of our board of directors on which such director served (during the period in which the director served).
Audit Committee
Our audit committee is comprised of Mr. Goldman, who serves as the chair, Mr. Gotcher and Ms. Zalaznick. Our board of directors has determined that each member of the audit committee meets the requirements for independence under the applicable rules, regulations and listing standards of Nasdaq and applicable rules and regulations promulgated by the SEC. Each member of our audit committee is financially literate. In addition, our board of directors has determined that Mr. Goldman is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K of the Securities Act of 1933, as amended (“Securities Act”).
All audit services to be provided to us and all permissible non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm will be approved in advance by our audit committee. Our audit committee, among other things:

•	reviews the financial information which will be provided to stockholders and others;

•	reviews our system of internal controls by consulting with management, our internal compliance team and the independent registered public accounting firm;

•	appoints, retains and oversees the performance of the independent registered public accounting firm;

•	oversees our accounting and financial reporting processes and the audits of our financial statements;

•	pre-approves audit and permissible non-audit services provided by the independent registered public accounting firm;

•	reviews and provides oversight regarding our policies with respect to risk assessment and risk management; and

•	reviews related party transactions and proposed waivers of our Code of Business Conduct and Ethics.
Compensation and Leadership Committee
Our compensation and leadership committee (“CLC”) is comprised of Mr. Gotcher, who serves as the chair, Mses. Lyne and Zalaznick and Mr. Welts. Our board of directors has determined that each member of our compensation and leadership committee meets the requirements for independence under current Nasdaq and SEC rules, regulations and listing standards. Each member of this committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”), an outside director, as defined pursuant to Section 162(m) and is “independent” as defined in Section 5605(a)(2) of the Nasdaq rules and Rule 10C-1 promulgated under the Exchange Act. The purpose of our compensation and leadership committee is to carry out the responsibilities of our board of directors relating to compensation of our executive officers. Our compensation and leadership committee, among other things:

•	reviews and determines the compensation of our executive officers and other executives reporting to the Chief Executive Officer;

•	administers our equity incentive plans; and

•	establishes and reviews general policies relating to compensation and benefits of our employees.
The compensation and leadership committee engaged an independent executive compensation consulting firm, Compensia, Inc. (“Compensia”), to evaluate our executive compensation program and practices and to provide advice and ongoing assistance on executive compensation matters for 2018. Specifically, Compensia was engaged to:

•	provide compensation-related data for a peer group of companies to serve as a basis for assessing competitive compensation practices;

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review and assess our current director policies and practices, Chief Executive Officer and other executive officer compensation policies and practices and equity profile relative to market practices (with director compensation review done for the benefit of the nominating and governance committee, which per its charter has responsibility for director compensation review and recommendation);

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review and assess our current executive compensation program relative to market to identify any potential changes or enhancements to be brought to the attention of the compensation and leadership committee; and

•	review market practices on employee stock purchase plans and other equity programs.
During 2018, Compensia worked directly with the compensation and leadership committee (and not on behalf of management) to assist the committee in satisfying its responsibilities and undertook no projects for management without the committee’s prior approval. The compensation and leadership committee has determined that none of the work performed by Compensia during 2018 raised any conflicts of interest.
Nominating and Governance Committee
The nominating and governance committee is comprised of Ms. Zalaznick, who serves as the chair, Messrs. Ahmad-Taylor and Lanzone and Ms. Lyne. In February 2019, Mr. Goldman rotated off the nominating and governance committee and Messrs. Ahmad-Taylor and Lanzone were appointed to the nominating and governance committee. Our board of directors has determined that each member of our nominating and governance committee meets the requirements for independence under current Nasdaq rules, regulations and listing standards. Our nominating and governance committee, among other things:

•	identifies, evaluates and recommends nominees, including stockholder nominees, to our board of directors and committees of our board of directors;

•	conducts searches for appropriate directors;

•	evaluates the performance of our board of directors and of individual directors;

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considers and makes recommendations to our board of directors regarding the composition of our board of directors and its committees and related compensation (and was assisted in its 2018 director compensation review by Compensia);

•	reviews developments in corporate governance practices;

•	evaluates the adequacy of our corporate governance practices and reporting; and

•	makes recommendations to our board of directors concerning corporate governance matters.
Compensation and Leadership Committee Interlocks and Insider Participation
None of the members of our compensation and leadership committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past has served, as a member of the board of directors or compensation and leadership committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our board of directors or our compensation and leadership committee.
Board Attendance at Annual Stockholders’ Meeting
Our policy is to invite and encourage each member of our board of directors to be present at our annual meeting of stockholders. With the exception of Mr. Welts, and Mses. Lyne and Zalaznick, all of our then current directors were present at our 2018 virtual annual meeting of stockholders held on June 5, 2018.
Communication with Directors
Stockholders and interested parties who wish to communicate with our board of directors, non-management members of our board of directors as a group, a committee of our board of directors or a specific member of our board of directors (including our Chairman or lead independent director) may do so by letters addressed to the attention of our General Counsel. All communications are reviewed by our General Counsel and provided to the members of our board of directors consistent with a screening policy providing that unsolicited items, sales materials, abusive, threatening or otherwise inappropriate materials and other routine items and items unrelated to the duties and responsibilities of our board of directors shall not be relayed on to directors. Any communication that is not relayed is recorded in a log and made available to our board of directors.
The address for these communications is:
GoPro, Inc.
c/o General Counsel
3000 Clearview Way
San Mateo, California 94402

NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS
Nomination to the Board of Directors
Candidates for nomination to our board of directors are selected by our board of directors based on the recommendation of the nominating and governance committee in accordance with the committee’s charter, our certificate of incorporation and bylaws, our Corporate Governance Guidelines, and the criteria adopted by our board of directors regarding director candidate qualifications. In recommending candidates for nomination, the nominating and governance committee considers candidates recommended by directors, officers, employees, stockholders and others, using the same criteria to evaluate all candidates. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate and, in addition, the committee may engage consultants or third-party search firms to assist it in identifying and evaluating potential nominees.
Tyrone Ahmad-Taylor and James Lanzone were appointed to our board of directors in June 2018 and August 2018, respectively. Mr. Ahmad-Taylor was identified by a third-party search firm. The search firm assisted the committee before the nominating and governance committee’s recommendation was made to the board of directors. Mr. Lanzone was introduced to the nominating and governance committee by director Lauren Zalaznick. Following the nominating and governance committee’s evaluation and recommendation, each of Messrs. Ahmad-Taylor and Lanzone was appointed to our board of directors.
Additional information regarding the process for properly submitting stockholder nominations for candidates for membership on our board of directors is set forth below under “Additional Information – Stockholder Proposals to Be Presented at Next Annual Meeting.”
Director Qualifications
With the goal of developing a diverse, experienced and highly qualified board of directors, the nominating and governance committee is responsible for developing and recommending to our board of directors the desired qualifications, expertise and characteristics of members of our board of directors, including qualifications that the committee believes must be met by a committee-recommended nominee for membership on our board of directors and specific qualities or skills that the committee believes are necessary for one or more of the members of our board of directors to possess.
Since the identification, evaluation and selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, and will be significantly influenced by the particular needs of our board of directors from time to time, our board of directors has not adopted a specific set of minimum qualifications, qualities or skills that are necessary for a nominee to possess, other than those that are necessary to meet U.S. legal, regulatory and Nasdaq listing requirements and the provisions of our certificate of incorporation, bylaws, Corporate Governance Guidelines, and charters of the board committees. When considering nominees, our nominating and governance committee may take into consideration many factors, including among other things, a candidate’s independence, integrity, diversity (inclusive of age, gender, ethnicity, sexual orientation and gender identity, in accordance with the nominating and governance committee charter), skills, knowledge about our business or industry, willingness and ability to devote adequate time and effort to the board of directors responsibilities in the context of the existing composition, knowledge about other areas that are expected to contribute to the board of directors’ overall effectiveness, and needs of the board of directors and its committees. Our board of directors and nominating and governance committee believe that a diverse, experienced and highly qualified board of directors fosters a robust, comprehensive and balanced decision-making process for the continued effective functioning of our board of directors and success of the Company. Accordingly, through the nomination process, the nominating and governance committee seeks to promote board membership that reflects a diversity of business experience, expertise, viewpoints, personal backgrounds and characteristics that are expected to contribute to our board of directors’ overall effectiveness. The brief biographical description of each director set forth in Proposal 1 below includes the primary individual experience, qualifications, attributes and skills of each of our directors that led to the conclusion that each director should serve as a member of our board of directors at this time.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our board of directors currently consists of nine directors. All of our directors will stand for election at the Annual Meeting to be held on June 4, 2019 and shall serve for a one-year term expiring at the 2020 Annual Meeting of Stockholders, and until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation, or removal.
Shares represented by proxies will be voted “FOR” the election of each of the nine nominees named below, unless the proxy is marked to “WITHOLD” authority to so vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder might determine. Each nominee has consented to being named in this Proxy Statement and to serve if elected.
Nominees to the Board of Directors
The nominees, their ages, occupations, and length of board service as of April 19, 2019 are provided in the table below. Additional biographical descriptions of each nominee are set forth in the text below the table.

Name of Director/Nominee	Age	Principal Occupation	Director Since
Nicholas Woodman	43	Chief Executive Officer and Chairman, GoPro, Inc.	2004
Tyrone Ahmad-Taylor(2)	51	Vice President, Product Marketing, Facebook, Inc.	2018
Kenneth Goldman(1) †	69	President, Hillspire LLC	2013
Peter Gotcher(1)(3)	59	Independent Investor	2014
James Lanzone(2)	48	Chief Digital Officer, CBS Corporation and CEO, CBS Interactive	2018
Alexander Lurie	45	Chief Executive Officer, SurveyMonkey, Inc.	2016
Susan Lyne(2)(3)	67	President and Managing Partner, BBG Ventures LLC	2017
Frederic Welts(3)	66	President and Chief Operating Officer, Golden State Warriors	2017
Lauren Zalaznick(1)(2)(3)	56	Media Executive	2016

(1)	Member of the audit committee

(2)	Member of the nominating and governance committee

(3)	Member of the compensation and leadership committee

†	Lead Independent Director
Nicholas Woodman founded GoPro and has served as our Chief Executive Officer and a member of the board of directors since 2004, as Chairman since January 2014 and as President from 2004 until June 2014. Mr. Woodman got his start in 1998 by founding an online gaming company, Funbug.com. When that venture failed in 2001, Mr. Woodman planned an international surfing trip to look for inspiration. While preparing for that trip, Mr. Woodman had the idea for a 35mm film-based wrist camera that could be worn during sports like surfing, enabling the user to capture images while engaged in the sport. This idea became GoPro’s first product, the HERO Camera. In the years that followed, Mr. Woodman, along with friends, family and employees, innovated on the HERO Camera concept along with a wide array of mounting devices that make it easy to mount the camera to everything from helmets to surfboards, vehicles and more. Mr. Woodman holds a B.A. in Visual Arts from the University of California, San Diego. We believe Mr. Woodman’s experience as the founder of GoPro and his knowledge of our products and customers give him the experience and leadership capabilities that qualify him to serve as a member of our board of directors.
Tyrone Ahmad-Taylor has served on our board of directors since June 2018. Since June 2017, Mr. Ahmad-Taylor has been Vice President, Product Marketing of Facebook, Inc., an online social platform. Prior to his role at Facebook, Mr. Ahmad-Taylor was CEO and President of THX Limited from November 2015 to May 2017. From March 2014 to July 2015, Mr. Ahmad-Taylor was Vice President, SmartTV Services of Samsung Electronics Company Limited and Head, SmartTV Services of Samsung Electronics Company Limited from October 2012 to March 2014. Mr. Ahmad-Taylor is currently an Advisory Board Member of Consumer Technology Association. We believe Mr. Ahmad-Taylor is qualified to serve as a member of our board of directors based on his extensive executive experience in the consumer products industry and his background in product development and marketing.
Kenneth Goldman has served on our board of directors since December 2013 and as lead independent director of our board since April 2017. Since September 2017, Mr. Goldman has served as the President of Hillspire LLC, a wealth management service provider. From October 2012 to June 2017, Mr. Goldman served as the Chief Financial Officer of Yahoo! Inc., an Internet commerce website, where he was responsible for Yahoo’s global finance functions including financial planning and analysis, controllership, tax, treasury, and investor relations. From September 2007 to October 2012, Mr. Goldman was the Senior Vice President, Finance and Administration and Chief Financial Officer of Fortinet Inc., a provider of threat management technologies. From November 2006 to August 2007, Mr. Goldman served as Executive Vice President and Chief Financial Officer of Dexterra, Inc., a mobile enterprise software company. From August 2000 until March 2006, Mr. Goldman served as Senior Vice President of Finance and Administration and Chief Financial Officer of Siebel Systems, Inc., a supplier of customer software solutions and services. Previously, Mr. Goldman has been the Chief Financial Officer of Sybase, Inc. (acquired by SAP SE), Excite@Home, Cypress Semiconductor Corporation and VLSI Technology, Inc. (acquired by Philips Electronics). Mr. Goldman currently serves on the board of directors of NXP Semiconductor N.V., TriNet, Inc., Zuora, Inc., RingCentral and Sustainability Accounting Standards Board (SASB) Foundation, as well as the Trustee Emeritus of Cornell University. Previously, Mr. Goldman served on the board of directors of Gigamon Inc. and Infinera Corporation. From December 1999 to December 2003, Mr. Goldman served on the Financial Accounting Standards Board’s (FASB’s) primary Advisory Council (FASAC). Mr. Goldman was appointed in January 2015 to a three-year term to the Public Company Accounting Oversight Board’s (PCAOB) Standing Advisory Group (SAG), an organization that provides advice on the need to formulate new accounting standards or change existing standards. Mr. Goldman holds a B.S. in Electrical Engineering from Cornell University and an M.B.A. from Harvard Business School. We believe Mr. Goldman is qualified to serve as a member of our board of directors based on his experience on the boards of directors of numerous companies, his extensive executive experience, and his service as a member of FASAC and SAG. He provides a high level of expertise and significant leadership experience in the areas of finance, accounting, and audit oversight.
Peter Gotcher has served on our board of directors since June 2014. Mr. Gotcher is an independent private investor focusing on investments in digital media technology companies. From September 1999 to June 2002, Mr. Gotcher was a venture partner with Redpoint Ventures, a private investment firm. Prior to that, Mr. Gotcher was a venture partner with Institutional Venture Partners, a private investment firm, from 1997 to 1999. Mr. Gotcher founded Digidesign, Inc., a manufacturer of digital audio workstations, and served as its President, Chief Executive Officer and Chairman from 1984 until it was acquired by Avid Technology, a media software company, in 1995. He served as the Executive Vice President of Avid Technology from 1995 to 1996. Mr. Gotcher currently serves on the board of trustees of Santa Clara University and is the Chairman of the board of directors of Dolby Laboratories, Inc. Mr. Gotcher holds a B.A. in English Literature from the University of California at Berkeley. We believe Mr. Gotcher is qualified to serve as a member of our board of directors based on his broad understanding of the operational, financial, and strategic issues facing public companies and his background providing guidance to companies in the digital media industry.
James Lanzone has served on our board of directors since August 2018. Since May 2016, Mr. Lanzone has been Chief Digital Officer of CBS Corporation, a leading mass media company. In addition, since January 2014, Mr. Lanzone has been CEO of CBS Interactive, a top 10 consumer Internet property with nearly 300 million users worldwide and a division of CBS Corporation. Previously, Mr. Lanzone served as President of CBS Interactive from March 2011 to December 2013. From January 2009 to February 2011, Mr. Lanzone was Founder and CEO of Clicker Media, Inc., an Internet video search engine and navigation guide, which was acquired by CBS Corporation in March 2011. Mr. Lanzone is currently a member of the board of Edmunds.com, Inc. and Newport Festivals Foundation. We believe Mr. Lanzone is qualified to serve as a member of our board of directors based on his extensive executive experience and digital product and media expertise.
Alexander Lurie has served on our board of directors since February 2016. Since January 2016, Mr. Lurie has served as the Chief Executive Officer of SurveyMonkey, Inc., a creator and publisher of online surveys, and he has served as a member of the board of SurveyMonkey since 2009, including as Chairman of the Board from July 2015 to January 2016. Mr. Lurie served as GoPro’s Senior Vice President of Media from November 2014 until January 2016. From February 2013 to January 2014, Mr. Lurie served as Executive Vice President for Guggenheim Digital Media, an internet media company. From April 2010 to August 2012, Mr. Lurie served as SVP, Strategic Development at CBS Corporation, a mass media corporation. From February 2008 to April 2010, Mr. Lurie served as Chief Financial Officer and Head of Business Development for CBS Interactive, a division of CBS Corporation. Mr. Lurie came to CBS Interactive via its acquisition of CNET Networks, a technology information website, where he served as Chief Financial Officer and head of Corporate Development from February 2006 to February 2008. Mr. Lurie began his career in the investment banking group at JPMorgan where he led equity transactions and mergers and acquisitions in the Internet sector. He holds a J.D. and M.B.A. degree from Emory University, and a B.A. in Political Science from the University of Washington. We believe Mr. Lurie is qualified to serve as a member of our board of directors based on his previous experience as an executive officer of GoPro, his operational and financial expertise from his management experience, and his background in the digital media industry.
Susan Lyne has served on our board of directors since April 2017. Since September 2014, Ms. Lyne has been President and Managing Partner of BBG Ventures, an investment fund focused on women-led tech startups. From February 2013 to September 2014, Ms. Lyne was Chief Executive Officer of the AOL Brand Group where she oversaw the content brands of AOL, Inc., a global media technology company, including TechCrunch, Engadget, StyleList, Moviefone and MapQuest. From September 2008 to February 2013, she was Chief Executive Officer and then Chair of Gilt Groupe, Inc., the innovative ecommerce company that pioneered flash sales in the United States. From 2004 to 2008, Ms. Lyne served as President and Chief Executive Officer of Martha Stewart Living Omnimedia, Inc., a diversified media and merchandising company. From 1996 to 2004, Ms. Lyne held various positions at The

Walt Disney Company, a diversified worldwide entertainment company, including President of ABC Entertainment where she oversaw the development of shows including Desperate Housewives, Grey’s Anatomy, and Lost. Ms. Lyne is currently a director of Brit Media, Inc. and has previously served as a director of Gilt Groupe, Inc., AOL, Inc., Martha Stewart Living Omnimedia, Inc., Starz Entertainment Group, LLC and CIT Group, Inc. In addition, Ms. Lyne is a member of the Rockefeller University Council and a member of the Council on Foreign Relations. We believe Ms. Lyne is qualified to serve as a member of our board of directors based on her experience on the boards of directors of other companies, her extensive executive experience and her background in the media and consumer products industries.
Frederic Welts has served on our board of directors since October 2017. Since October 2011, Mr. Welts has served as President and Chief Operating Officer of the Golden State Warriors. Prior to joining the Warriors, Mr. Welts spent nine years with the Phoenix Suns serving the organization as President and Chief Executive Officer for the last two seasons. Prior to joining the Suns, Mr. Welts enjoyed a successful 17-years (1982-1999) at the NBA league office in New York, where he ascended through the rants to eventually become the leagues third-in-command as the Executive Vice President, Chief Marketing Officer and President of NBA Properties. Mr. Welts currently serves as a board member of the Bay Area Council and the Warriors Community Foundation. He is also a member of the NBA’s Team Advisory Committee and Global Inclusion Council. In September 2018, Mr. Welts was inducted into the Basketball Hall of Fame. Mr. Welts has been honored with multiple awards recognizing his significant contributions to promoting diversity, inclusion and equality in sports and society, including the Anti-Defamation League’s Torch of Liberty Award, the United States Tennis Association 2011 ICON Award, GLSEN’s (Gay, Lesbian and Straight Education Network) Respect Award and GLAD’s (Gay & Lesbian Alliance Against Defamation) Davidson/Valentini Award. We believe Mr. Welts is qualified to serve as a member of our board of directors based on his extensive executive experience and marketing expertise.
Lauren Zalaznick has served on our board of directors since July 2016. Since January 2014, Ms. Zalaznick serves as a board member and senior advisor to leading media, tech, and digital companies. She is currently a member of the boards of directors of The RTL Group (since April 2018), The Nielsen Company (since April 2016) and GoPro (since April 2016), and she is a board observer of Refinery29 (since November 2017). In addition, she is currently a senior advisor to the Boston Consulting Group, as well as content and tech start-ups including Gimlet Media, Business Insider, Atlas Obscura, Fatherly and LifePosts. From 2004 through December 2013, Ms. Zalaznick held various roles of increasing responsibility within NBCUniversal, Inc. including Chairman, Entertainment & Digital Networks and Integrated Media where she had responsibility for the Bravo, Oxygen, Style, Telemundo and Mun2 networks and ran its digital portfolio. She was Executive Vice President at NBCUniversal, Inc. until departing the company in December 2013. Since July 2011, Ms. Zalaznick is a trustee emirita of the Corporation of Brown University from which she graduated with a Bachelor of Arts magna cum laude and Phi Beta Kappa. We believe Ms. Zalaznick is qualified to serve as a member of our board of directors based on her operational and management expertise and her background in digital media and content strategy.
There are no family relationships among our current directors and officers.

Non-Employee Director Compensation Arrangements
In June 2014, our board of directors adopted a non-employee director compensation policy, which was subsequently amended in August 2015 and June 2018, with the equity changes effective after the 2018 annual meeting of stockholders and the cash retainer changes effective in October 2015.
Pursuant to our non-employee director compensation policy in effect prior to our 2016 annual meeting of stockholders, each non-employee director was to receive a stock option having a grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) equal to $150,000 immediately following each annual meeting of stockholders. Each such stock option had a ten-year term and vested in full on the earlier of the one-year anniversary of the date of grant or on the date of the next annual meeting of our stockholders, subject to the director’s continuous service on our board of directors at such time. In addition, immediately following the annual meeting of our stockholders, each non-employee director was to receive Restricted Stock Units (“RSUs”) having a grant date fair value computed in accordance with FASB ASC Topic 718 equal to $30,000. The shares underlying each RSU grant vested as to 25% in each quarter following the date of grant with the final 25% to vest on the earlier of the date of the annual meeting or the one-year anniversary of the date of grant, subject to the director’s continuous service on our board of directors at such time. The stock options and RSUs described above will accelerate and vest in full in the event of a change in control as defined under our 2014 Plan.
Prior to its amendment in 2018, pursuant to our non-employee director compensation policy, immediately following each annual meeting of stockholders starting in 2016, we pay each non-employee director a cash retainer of $50,000. We also granted each non-employee director a stock option having a grant date fair value computed in accordance with FASB ASC Topic 718 equal to $122,500, based on a three-month trailing average of our closing stock price. Each such stock option will have a ten-year term and will vested in full on the earlier of the one-year anniversary of the date of grant or on the date of the next annual meeting of our stockholders, subject to the director’s continuous service on our board of directors at such time. In addition, we granted each non-employee director RSUs having a grant date fair value computed in accordance with FASB ASC Topic 718 equal to $122,500, based on a three-month trailing average of our closing price. The shares underlying each RSU grant vested as to 25% in each quarter following the date of grant with the final 25% vested on the earlier of the date of the next annual meeting of stockholders or the one-year anniversary of the date of grant, subject to the director’s continuous service on our board of directors at such time. The stock options and RSUs described above will accelerate and vest in full in the event of a change in control as defined under our 2014 Plan.
Following the amendment of our non-employee director compensation policy in 2018, immediately following each annual meeting of stockholders starting in 2018, in addition to the $50,000 cash retainer, we grant each non-employee director a stock option having a grant date fair value computed in accordance with FASB ASC Topic 718 equal to $92,500, based on a three-month trailing average of our closing stock price. Each such stock option has a ten-year term and vests in full on the earlier of the one-year anniversary of the date of grant or on the date of the next annual meeting of our stockholders, subject to the director’s continuous service on our board of directors at such time. In addition, we grant each non-employee director RSUs having a grant date fair value computed in accordance with FASB ASC Topic 718 equal to $92,500, based on a three-month trailing average of our closing price. The shares underlying each RSU grant will vest as to 25% in each quarter following the date of grant with the final 25% to vest on the earlier of the date of the next annual meeting of stockholders or the one-year anniversary of the date of grant, subject to the director’s continuous service on our board of directors at such time. The stock options and RSUs described above will accelerate and vest in full in the event of a change in control as defined under our 2014 Plan.
Directors who are appointed to our board of directors between the annual meetings of our stockholders will receive pro-rated stock option and RSU grants. Accordingly, Mr. Ahmad-Taylor who was appointed to our board of directors in June 2018, and Mr. Lanzone who was appointed to our board of directors in August 2018, received pro-rated stock option and RSU grants in accordance with the policy described in this paragraph.
In addition to the cash retainers and the annual stock option and RSU grants for service as a member of our board of directors, our non-employee director compensation policy provides for additional cash retainers to the lead independent director and the chairs and members of each committee of our board of directors equal to the following:
•     $20,000 for the lead independent director;
•    $25,000 for the chair of our audit committee;
•    $12,500 for audit committee member (other than the chair);
•    $18,500 for the chair of our compensation and leadership committee;
•    $10,000 for compensation and leadership committee member (other than the chair);
•    $10,000 for the chair of our nominating and governance committee; and
•    $5,000 for nominating and governance committee member (other than the chair).
Non-employee directors receive no other form of remuneration, perquisites or benefits, but are reimbursed for their reasonable travel expenses incurred in attending board and committee meetings.

Director Compensation
The following table provides information for 2018 concerning all compensation awarded to, earned by or paid to each person who served as a non-employee director for some portion of 2018. Nicholas Woodman, our Chief Executive Officer, is not included in the table below because he did not receive additional compensation for his services as a director. His compensation as an employee is shown below in “Executive Compensation – Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
Tyrone Ahmad-Taylor	14,167	108,740(2)	115,064(3)	237,971
Anthony Bates	—	—	—	—(8)
Kenneth Goldman	100,000	101,970(4)	107,898(5)	309,868
Peter Gotcher	81,000	101,970(4)	107,898(5)	290,868
James Lanzone	4,396	70,594(6)	70,573(7)	145,563
Alexander Lurie	50,000	101,970(4)	107,898(5)	259,868
Susan Lyne	65,000	101,970(4)	107,898(5)	274,868
Frederic Welts	51,906	101,970(4)	107,898(5)	261,774
Lauren Zalaznick	82,500	101,970(4)	107,898(5)	292,368

(1)	The amounts reported in this column represent the aggregate grant date value of RSUs or option awards, as applicable, made to directors in 2018 computed in accordance with FASB ASC Topic 718.

(2)
Mr. Ahmad-Taylor joined GoPro’s board of directors on June 18, 2018. On June 18, 2018, Mr. Ahmad-Taylor received a pro-rated award of 16,755 RSUs which vested as to 25% of the shares subject to the award in each quarter following the date of grant, with the final 25% to vest on June 4, 2019, the date of our Annual Meeting, subject to Mr. Ahmad-Taylor’s continuous service on our board of directors on such date. As of December 31, 2018, 8,378 of the RSUs remained unvested. In the event of a Change in Control (as defined under the Company’s 2014 Plan), these RSUs will accelerate and become immediately vested.

(3)
Mr. Ahmad-Taylor joined GoPro’s board of directors on June 18, 2018. One June 18, 2018, Mr. Ahmad-Taylor received a pro-rated grant of options to purchase 36,338 of common stock which will vest in full on June 4, 2019, the date of our Annual Meeting, subject to Mr. Ahmad-Taylor’s continuous service on our board of directors on such date. In the event of a Change in Control (as defined under the Company’s 2014 Plan), such Options will accelerate and become immediately vested and exercisable.

(4)
On June 5, 2018, Messrs. Goldman, Gotcher, Lurie and Welts, and Mses. Lyne and Zalaznick each received an award of 17,581 RSUs which vested as to 25% of the shares subject to the award in each quarter following the date of grant, with the final 25% to vest on June 4, 2019, the date of our Annual Meeting, subject to the director’s continuous service on our board of directors on such date. As of December 31, 2018, 8,791 of the RSUs remained unvested for each board member. In the event of a Change in Control (as defined under the Company’s 2014 Plan), these RSUs will accelerate and become immediately vested.

(5)
On June 5, 2018, Messrs. Goldman, Gotcher, Lurie and Welts, and Mses. Lyne and Zalaznick each received a grant of options to purchase 38,128 shares of common stock which will vest in full on June 4, 2019, the date of our Annual Meeting, subject to the director’s continuous service on our board of directors on such date. In the event of a Change in Control (as defined under the Company’s 2014 Plan), these Options will accelerate and become immediately vested and exercisable.

(6)
Mr. Lanzone joined GoPro’s board of directors on August 29, 2018. On August 29, 2018, Mr. Lanzone received a pro-rated award of 11,259 RSUs which vested as to 25% of the shares subject to the award in each quarter following the date of grant, with the final 25% to vest on June 4, 2019, the date of our Annual Meeting, subject to Mr. Lanzone’s continuous service on our board of directors on such date. As of December 31, 2018, 5,630 of the RSUs remain unvested. In the event of a Change in Control (as defined under the Company’s 2014 Plan), these RSUs will accelerate and become immediately vested.

(7)
Mr. Lanzone joined GoPro’s board of directors on August 29, 2018. On August 29, 2018, Mr. Lanzone received a pro-rated grant of options to purchase 23,175 shares of common stock which will vest in full on June 4, 2019, the date of our Annual Meeting, subject to Mr. Lanzone’s continuous service on our board of directors on such date. In the event of a Change in Control (as defined under the Company’s 2014 Plan), such Options will accelerate and become immediately vested and exercisable.

(8)
Mr. Bates received no compensation in 2018 for services as a director. As a former employee of the Company (whose employment as GoPro’s President terminated on December 31, 2016) and pursuant to his separation agreement, certain of Mr. Bates’ stock options remained fully vested and outstanding in lieu of compensation until Mr. Bates’ board service ended on June 5, 2018.

Our non-employee directors held option and RSU awards to acquire the following number of shares as of December 31, 2018:

	Number of Shares Underlying Outstanding Awards
Name	Option Awards	RSU Awards
Tyrone Ahmad-Taylor	36,338	8,378
Anthony Bates	—(1)	—(1)
Kenneth Goldman	189,325(2)	8,791
Peter Gotcher	117,608(3)	8,791
James Lanzone	23,175	5,630
Alexander Lurie	105,913	8,791
Susan Lyne	73,736	8,791
Frederic Welts	55,400	8,791
Lauren Zalaznick	93,543	8,791

(1)	Mr. Bates terminated employment as GoPro’s President on December 31, 2016 and his board service ended on June 5, 2018.

(2)
Consists of options to purchase 95,000 shares of Class B common stock under an option award granted pursuant to our 2010 Plan and 94,325 shares of Class A common stock under option awards granted pursuant to our 2014 Plan.

(3)
Consists of options to purchase 17,234 shares of Class B common stock under an option award granted pursuant to our 2010 Plan and 100,374 shares of Class A common stock under option awards granted pursuant to our 2014 Plan.

OUR BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” ELECTION OF EACH OF THE NOMINATED DIRECTORS

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has re-appointed PricewaterhouseCoopers LLP as GoPro’s independent registered public accounting firm to perform the audit of GoPro’s consolidated financial statements for 2019 and recommends that stockholders vote for ratification of such selection. Although ratification by stockholders is not required by law, GoPro has determined that it is good practice to request ratification of this selection by the stockholders. In the event that PricewaterhouseCoopers LLP is not ratified by our stockholders, the audit committee will review its future selection of PricewaterhouseCoopers LLP as GoPro’s independent registered public accounting firm.
PricewaterhouseCoopers LLP audited GoPro’s financial statements for 2018 and 2017. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, in which case they will be given an opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.
Independent Registered Public Accounting Firm Fees and Services
We regularly review the services and fees from our independent registered public accounting firm. These services and fees are also reviewed with our audit committee annually. In accordance with standard policy, PricewaterhouseCoopers LLP periodically rotates the individuals who are responsible for GoPro’s audit. The following table shows the fees billed by PricewaterhouseCoopers LLP for the years ended December 31, 2018 and 2017:

Fees Billed to GoPro	2018	2017
Audit fees(1)	$2,635,700	$2,740,200
Audit-related fees	—	—
Tax fees(2)	201,800	450,100
All other fees(3)	2,700	2,700
Total fees	$2,840,200	$3,193,000

(1)
“Audit fees” include fees for audit services primarily related to the audit of our annual financial statements and internal control over financial reporting; the review of our quarterly financial statements; comfort letters, consents, and assistance with and review of documents filed with the SEC; and audit services provided in connection with other statutory and regulatory filings.

(2)
“Tax fees” include fees for tax compliance, advice and planning. Tax advice fees encompass a variety of permissible tax services, including technical tax advice related to federal, state and international income tax matters, transfer pricing, international tax structure planning, assistance with indirect sales tax and assistance with tax audits.

(3)	“All other fees” include fees for products and services, namely software subscription fees.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our audit committee’s policy is to preapprove all audit and permissible non-audit services, other than de minimis non-audit services, provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to report periodically to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.
All of the services relating to the fees described in the table above were approved by our audit committee.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 2

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2019, by:

•	each stockholder known by us to be the beneficial owner of more than 5% of our Class A common stock or Class B common stock;

•	each of our directors;

•	each of our named executive officers (“NEOs”); and

•	all of our directors and executive officers as a group.
Percentage ownership of our common stock before this offering is based on 33,097,231 shares of our Class B common stock and 120,428,824 shares of our Class A common stock outstanding on March 31, 2019. Beneficial ownership is determined in accordance with the rules of the SEC and thus represents voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable. Shares of our Class A common stock and Class B common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2019 or RSUs and PSUs that may vest and settle within 60 days of March 31, 2019 are deemed to be outstanding and to be beneficially owned by the person holding the options or RSUs and PSUs for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

	Shares Beneficially Owned
	Class A		Class B		% of Total Voting Power(1)
Name of Beneficial Owner	Shares	%	Shares	%
Directors and Named Executive Officers:
Nicholas Woodman(2)	—	*	33,020,130	99.77	73.15
Tyrone Ahmad-Taylor(3)	8,378	*	—	*	*
Kenneth Goldman(4)	95,416	*	95,000	*	*
Peter Gotcher(5)	156,859	*	17,234	*	*
James Lanzone(6)	8,444	*	—	*	*
Alexander Lurie(7)	116,726	*	—	*	*
Susan Lyne(8)	64,963	*	—	*	*
Frederic Welts(9)	38,065	*	—	*	*
Lauren Zalaznick(10)	93,215	*	—	*	*
Brian McGee(11)	246,486	*	—	*	*
Eve Saltman(12)	79,555	*	—	*	*
Sandor Barna(13)	201,502	*	—	*	*
CJ Prober(14)	12,680	*	—	*	*
Sharon Zezima(15)	2,266	*	—	*	*
All executive officers and directors as a group (13 persons)(16)	1,151,542	*	33,141,964	99.77	73.35
5% Stockholders
Nicholas Woodman and Jill R. Woodman, as Co-Trustees of the Woodman Family Trust under Trust Agreement dated March 11, 2011(17)	—	*	27,738,794	83.81	61.45
BlackRock, Inc.(18)	7,994,769	6.64	—	*	1.77
The Vanguard Group - 23-1945930(19)	10,211,841	8.48	—	*	2.26

*	Represents beneficial ownership of less than 1% of our outstanding shares of common stock of the designated class of security or less than 1% of the Total Voting Power, as applicable.
Unless otherwise indicated, the address of each of the individuals and entities named below is c/o GoPro, Inc., 3000 Clearview Way, San Mateo, California 94402.

(1)
Percentage of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. The holders of our Class B common stock are entitled to ten votes per share, and holders of our Class A common stock are entitled to one vote per share.

(2)
Consists of (i) 27,738,794 shares of Class B common stock held by the Woodman Family Trust under Trust Agreement dated March 11, 2011 of which Nicholas Woodman and Jill Woodman are co-trustees, (ii) 640,668 shares of Class B common stock held by Mr. Woodman's 2017 GRAT, (iii) 640,668 shares of Class B common stock held by the 2017 GRAT for Mr. Woodman's spouse, (iv) 2,000,000 shares of Class B common stock held by Mr. Woodman's 2018 GRAT, and (v) 2,000,000 shares of Class B common stock held by the 2018 GRAT for Mr. Woodman's spouse. As a co-trustee, Mr. Woodman may be deemed to have shared voting and investment power over the shares owned by the Woodman Family Trust. Mr. Woodman is the sole trustee of all four (4) GRATs.

(3)	Consists of 8,378 shares of Class A common stock held by Mr. Ahmad-Taylor.

(4)
Consists of (i) 668 shares of Class A common stock held by Mr. Goldman, (ii) 38,551 shares of Class A common stock held in the Goldman-Valeriote Family Trust, (iii) 56,197 shares of Class A common stock subject to options held by Mr. Goldman that are exercisable within 60 days of March 31, 2019, and (iv) 95,000 shares of Class B common stock subject to options held by Mr. Goldman that are exercisable within 60 days of March 31, 2019. Kenneth Goldman and Susan Valeriote are co-trustees and have shared voting and investment power over the shares owned by the Goldman-Valeriote Family Trust.

(5)
Consists of (i) 94,613 shares of Class A common stock held by the Peter and Marie-Helene Gotcher Family Trust, (ii) 62,246 shares of Class A common stock subject to options held by Mr. Gotcher that are exercisable within 60 days of March 31, 2019, and (iii) 17,234 shares of Class B common stock subject to options held by Mr. Gotcher that are exercisable within 60 days of March 31, 2019. Mr. Gotcher is the President of The Peter and Marie-Helene Gotcher Family Trust.

(6)	Consists of 8,444 shares of Class A common stock held by Mr. Lanzone.

(7)
Consists of (i) 48,941 shares of Class A common stock held by the Alexander J Lurie Trust dtd 10/16/2007, and (ii) 67,785 shares of Class A common stock subject to options held by Mr. Lurie that are exercisable within 60 days of March 31, 2019. Mr. Lurie is the sole trustee and beneficiary of the Alexander J Lurie Trust dtd 10/16/2007.

(8)
Consists of (i) 29,355 shares of Class A common stock held by Ms. Lyne, and (ii) 35,608 shares of Class A common stock subject to options held by Ms. Lyne that are exercisable within 60 days of March 31, 2019.

(9)
Consists of (i) 20,793 shares of Class A common stock held by the Frederic K. Welts, Jr. Living Trust, and (ii) 17,272 shares of Class A common stock subject to options held by Mr. Welts that are exercisable within 60 days of March 31, 2019. Mr. Welts is the sole trustee and beneficiary of the Frederic K. Welts, Jr. Living Trust.

(10)
Consists of (i) 37,800 shares of Class A common stock held by Ms. Zalaznick and Phelim Dolan, and (ii) 55,415 shares of Class A common stock subject to options held by Ms. Zalaznick that are exercisable within 60 days of March 31, 2019.

(11)
Consists of (i) 276 shares of Class A common stock held by Mr. McGee's spouse, and (ii) 246,210 shares of Class A common stock subject to options held by Mr. McGee that are exercisable within 60 days of March 31, 2019.

(12)
Consists of (i) 57,188 shares of Class A common stock subject to options held by Ms. Saltman that are exercisable within 60 days of March 31, 2019, and (ii) 22,367 shares of Class A common stock subject to restricted stock units held by Ms. Saltman that may settle within 60 days of March 31, 2019.

(13)
Consists of (i) 58,268 shares of Class A common stock held by Mr. Barna, (ii) 133,234 shares of Class A common stock subject to options held by Mr. Barna that are exercisable within 60 days of March 31, 2019, and (iii) 10,000 shares of Class A common stock subject to restricted stock units held by Mr. Barna that may settle within 60 days of March 31, 2019.

(14)	Consists of 12,680 shares of Class A common stock held by Mr. Prober.

(15)	Consists of 2,266 shares of Class A common stock held by Ms. Zezima.

(16)
Consists of (i) 384,895 shares of Class A common stock, (ii) 33,020,130 shares of Class B common stock, (iii) 731,155 shares of Class A common stock subject to options that are exercisable within 60 days of March 31, 2019, (iv) 35,492 shares of Class A common stock subject to restricted stock units that may settle within 60 days of March 31, 2019, and (v) 121,834 shares of Class B common stock subject to options that are exercisable within 60 days of March 31, 2019.

(17)
Consists of 27,738,794 shares of Class B common stock held by the Woodman Family Trust under Trust Agreement dated March 11, 2011 of which Nicholas Woodman and Jill Woodman are co-trustees. As a co-trustee, Mr. Woodman may be deemed to have shared voting and investment power over the shares owned by the Woodman Family Trust.

(18)
Based on a Schedule 13G Amendment No. 2 filing made on February 4, 2019. Consists of 7,994,769 shares of Class A common stock held by BlackRock, Inc. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(19)
Based on a Schedule 13G Amendment No. 3 filing made on February 11, 2019. Consists of 10,211,841 shares of Class A common stock held by The Vanguard Group - 23-1945930. The address for The Vanguard Group - 23-1945930 is 100 Vanguard Blvd., Malvern, PA 19355.

EXECUTIVE OFFICERS
The names of our current executive officers, their ages as of March 31, 2019, and their positions are shown below.

Executive Officers	Age	Position(s)
Nicholas Woodman	43	Chief Executive Officer and Chairman
Brian McGee	59	Executive Vice President, Chief Financial Officer
Eve Saltman	54	Vice President, Corporate/Business Development, General Counsel and Secretary
Sandor Barna	50	Senior Vice President, Chief Technology Officer
Dean Jahnke	45	Vice President, Global Sales
Our board of directors chooses executive officers, who then serve at the board’s discretion. There is no family relationship among any of our directors or executive officers.
For information regarding Mr. Woodman, please refer to “Proposal No. 1 – Election of Directors” discussed above.
Brian McGee has served as our Executive Vice President, Chief Financial Officer since February 2018 and our Senior Vice President, Chief Financial Officer since March 2016. Mr. McGee served as our Vice President of Finance from September 2015 to March 2016, and was responsible for financial planning, tax, treasury and risk management in that role. From May 2011 to September 2015, Mr. McGee served in various positions at Qualcomm, most recently as the Vice President, Business Operations. Prior to Qualcomm, Mr. McGee was at Atheros Communications from December 2009 to May 2011 as the Vice President, General Manager Global Powerline Business. Prior to Atheros Communications, from January 2007 to December 2009, Mr. McGee was the Senior Vice President, Chief Financial Officer and Treasurer, at Intellon, a fabless semiconductor company that was acquired by Atheros Communications in December 2009. From 2003 to 2006, Mr. McGee was Vice President Finance and Chief Financial Officer of Lexar, a maker of digital media storage. Mr. McGee holds a B.S. in Finance from California Polytechnic State University (1983) and a Certificate in Management Accounting (1989).
Eve Saltman has served as our Vice President, Corporate/Business Development, General Counsel and Secretary since March 2018. Ms. Saltman served as our Vice President, Deputy General Counsel and Assistant Secretary from February 2017 to September 2017, our Deputy General Counsel and Assistant Secretary from July 2014 to February 2017, and our Associate General Counsel and Assistant Secretary from January 2014 to July 2014. From September 2017 to March 2018, Ms. Saltman served as General Counsel and Corporate Secretary of Asana, Inc., a collaborative work management application company. Prior to joining GoPro in 2014, Ms. Saltman served as VP, General Counsel, and Corporate Secretary of OL2, Inc. dba OnLive, a provider of cloud gaming services from September 2012 to January 2014 and VP, Legal, OnLive, Inc., from September 2008 to August 2012. Since 2014, Ms. Saltman has also served as a director of Lexicon of Sustainability, Inc., a non-profit organization. Ms. Saltman holds a J.D. from Georgetown Law School and a B.A. in History from Cornell University.
Sandor Barna has served as our Senior Vice President, Chief Technology Officer since February 2018. From December 2016 to February 2018, he served as our Vice President of Hardware Engineering and from October 2015 to December 2016 as our Vice President of Core Technology. From February 2015 to September 2015, Dr. Barna was Vice President of the Automotive and Scanning Division in the Image Sensor Group at ON Semiconductor, and from August 2014 to February 2015, Vice President Technology Development/Aptina CTO, a position he assumed after ON’s acquisition of Aptina Imaging in 2014. From October 2013 to August 2014, Dr. Barna was Chief Technology Officer at Aptina Imaging, and, from the company’s launch in July 2009, as Vice President and General Manager of Aptina Imaging’s Consumer Camera Business Unit. From 1997 to 2008, he held a variety of semiconductor engineering, research, and business strategy roles in Micron

Technology’s Image Sensor Group and at Photobit Corporation. Dr. Barna holds a Ph.D. and an M.A. in Physics from Princeton University, and a B.S. in Physics from Yale University.
Dean Jahnke has served as GoPro’s Vice President, Global Sales since February 2019, Vice President, Sales from June 2018 to January 2019, Interim Head of Sales from March 2018 to June 2018, Senior Director of Sales – North America from April 2017 to March 2018, Director of Sales from February 2016 to March 2017, and Area Sales Manager from March 2014 to January 2016. Prior to joining GoPro, Mr. Jahnke served as Senior Sales Manager of Western Digital from August 2008 to March 2014. Before that, Mr. Jahnke was Senior Merchant at Best Buy from June 2000 to August 2008. Mr. Jahnke attended Minnesota State University, Mankato.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
GoPro’s executive compensation programs, policies and practices (“ECPs”) are designed to reflect the three major tenets of our executive compensation philosophy, namely to:

•	Align executive compensation with achievement of our business objectives and financial performance;

•	Motivate our executive officers to take actions that enhance long-term stockholder value; and

•	Enable us to attract, retain and reward our executives who contribute to our success.
We manage our ECPs, including compensation-related corporate governance standards, in a manner consistent with our executive compensation philosophy. These ECPs are intended to drive performance and prohibit or minimize behaviors that we do not believe serve our stockholders’ long-term interests.
Executive Compensation Best Practices

Compensation and Leadership Committee Independence	Our board of directors maintains a compensation and leadership committee comprised solely of independent directors.
Compensation and Leadership Committee Advisor Independence
The compensation and leadership committee engages and retains its own advisors. During 2018, the compensation and leadership committee engaged an independent national consulting firm to assist with its responsibilities and such firm performs no additional consulting or other services for GoPro.

Annual Compensation Review
The compensation and leadership committee annually reviews our executive compensation philosophy and strategy, including reviewing our compensation peer group used for appropriate comparative purposes.

Compensation-Related Risk Assessment
We conduct annual evaluations of our compensation programs, policies, and practices, including our ECPs, to ensure that they reflect an appropriate level of risk-taking but do not encourage our employees to take excessive or unnecessary risks that could have a material adverse impact on GoPro.

No Executive Perquisites
We do not offer perquisites or other personal benefits to our executive officers, including our NEOs, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes. Our executive officers, including our NEOs, participate in our health and welfare benefit programs on the same basis as all of our employees.

“Double-Trigger” Change in Control Arrangements
The change in control post-employment compensation arrangements for our executive officers including our NEOs are based on a “double-trigger” arrangement that provides for the receipt of payments and benefits only in the event of (i) a change in control of our company and (ii) a qualifying termination of employment, except for an arrangement with Mr. Woodman which provides for the receipt of payments and benefits in the event of a qualifying termination of employment, including a termination of employment in connection with a change in control of our company.

Executive Severance Policy
The Executive Severance Policy adopted in February 2019 is intended to provide specified payments and benefits to certain executive officers (other than the Chief Executive Officer), and other employees of the Company, in order to retain them.

Reasonable Change in Control Arrangements	The post-employment compensation arrangements for our management team, including our NEOs, provide for amounts and multiples that are within reasonable market norms.
Prohibition on Hedging and Pledging
Our management team, including our NEOs, and the members of our board of directors, are prohibited from speculating in our equity securities, including the use of short sales, or any equivalent transaction involving our equity securities and from engaging in any hedging transactions with respect to our equity securities.

Succession Planning
Our board of directors reviews the risks associated with our most critical executive positions on an annual basis so that we have an adequate succession strategy, and we have plans in place for these critical positions.

Retirement Programs
Other than our Section 401(k) plan, which is generally available to all U.S. employees, we do not offer defined benefit or contribution retirement plans or arrangements or nonqualified deferred compensation plans or arrangements for our management team, including our NEOs.

Compensation Recoupment Policy
We maintain a compensation recoupment policy applicable to cash incentive-based compensation awards paid to our executive officers. In the event of a substantial restatement of financial results filed with the Securities and Exchange Commission, the policy permits our board of directors, if the board determines it is appropriate under the circumstances, and the executive officer engaged in fraud or intentional illegal conduct that materially contributed to the restatement, to seek recovery of all or any portion of the incentive awards paid or awarded to an executive officer in excess of the awards that would have been paid or awarded based on the restated financial results.

Stock Ownership Guidelines
We maintain a stock ownership policy for our Chief Executive Officer, President, and non-employee directors to align their interests with those of our stockholders. This policy does not currently apply to our President because we do not currently employ anyone in this position.

This Compensation Discussion and Analysis (“CD&A”) is intended to assist our stockholders in understanding our ECPs by presenting the following:

1.
Elements of Our Executive Compensation Program sets forth our executive compensation philosophy and describes the programs, policies and practices we apply and use to support achievement of our corporate goals and performance objectives.

2.
Further Considerations for Setting Executive Compensation discusses, among other things, the role of our compensation and leadership committee, consultants, peer group, and the impact of tax and accounting considerations.

3.	Business Highlights for 2018 summarizes our business results that impacted our 2018 executive compensation decisions.

4.	Executive Compensation Decisions for 2018 explains the compensation decisions that were made for 2018 based on our corporate results.

5.	Severance and Change in Control Arrangements discusses employment agreements and policies associated with our current and departing executives.
This CD&A focuses on the material elements of compensation of our NEOs as of December 31, 2018:

•	Nicholas Woodman, our Chief Executive Officer and Chairman of our board of directors;

•	Brian McGee, our Executive Vice President, Chief Financial Officer since February 2, 2018;

•	Sandor Barna, our Senior Vice President, Chief Technology Officer since February 2, 2018; and

•	Eve Saltman, our Vice President, Corporate/Business Development, General Counsel and Secretary, since March 29, 2018.
In January 2018, we announced that our COO, Charles “CJ” Prober departed the Company effective February 16, 2018 and our General Counsel, Sharon Zezima, resigned from the Company effective March 30, 2018.
Elements of Our Executive Compensation Program
Compensation Philosophy and Guiding Principles
We have designed our ECPs to reward our executive officers, including our NEOs, at a level consistent with our overall business strategy and financial performance and to provide remuneration sufficient to attract, retain, and motivate them to exert their best efforts in the highly-competitive technology and consumer-oriented environments in which we operate. We have also designed our ECPs to reward our executive officers, including our NEOs, for superior performance. We believe that competitive compensation packages consisting of a combination of base salaries, annual cash bonus opportunities, and long-term incentive opportunities in the form of equity awards that are earned over a multi-year period, enable us to attract top talent, motivate effective short-term and long-term performance, and satisfy our retention objectives. As an overarching objective, we seek to design each pay element to align the compensation of our management team with our corporate performance and long-term value creation for our stockholders. That principle has guided the design of both the annual and long-term incentive compensation of our executive officers.
The compensation and leadership committee reviews and analyzes market trends and the prevalence of various compensation delivery vehicles and makes a determination whether to adjust the design and operation of our executive compensation program as deemed necessary and appropriate. While the compensation and leadership committee considers all of these factors in its deliberations, and places no formal emphasis on any one factor in its overall compensation strategy, our annual Executive Bonus Plan does assign values to specific performance metrics.
As we continue to evolve as a publicly traded company, the compensation and leadership committee will evaluate our compensation philosophy and program objectives as circumstances merit. At a minimum, we expect the compensation and leadership committee to review executive compensation annually and update as deemed necessary and appropriate.

Compensation Elements
The three primary elements of our executive compensation program are: (i) base salary, (ii) annual cash bonus opportunities, and (iii) long-term incentive opportunities in the form of equity awards subject to multi-year vesting, in each case as described below:

Compensation Element	What This Element Rewards	Purpose and Key Features of Element
Base salary	Individual performance, level of experience, expected future performance and contributions.
Provides competitive level of fixed compensation determined by the market value of the position, and the qualifications, experience and performance expectations of each executive officer and each position.

Annual cash bonuses
Achievement of pre-established corporate and individual performance objectives (for 2018, focused on our revenue growth and profitability, as well as individual contributions and management objectives).

Motivate executive officers to achieve during the fiscal year (i) short-term financial and operational objectives, and (ii) individual performance objectives. Performance levels are established to motivate our executive officers to achieve or exceed performance objectives.

Long-term incentives/equity awards	Corporate and individual performance that enhance long-term stockholder value. Vesting requirements promote retention of highly-valued executive officers.
Annual (i) stock options and Restricted Stock Units (“RSUs”) that vest over three to four years, based on continued service, and (ii) Performance Stock Units (“PSUs”) that are subject to both a performance-based vesting condition (as determined by the compensation and leadership committee) and a service-based vesting condition, each of which provides a variable “at risk” pay opportunity. Because the ultimate value of these equity awards is directly related to the market price of our Class A common stock, and the awards are vesting over an extended period of time, they serve to focus management on the creation and maintenance of long-term stockholder value and help us attract, retain, motivate, and reward executive officers.

Our executive officers also participate in the standard employee benefit plans available to most of our employees. In addition, our executive officers are eligible for post-employment (severance and change in control) payments and benefits under certain circumstances. Each of these compensation elements is discussed in detail below, including a description of each particular element and how it fits into our overall executive compensation program and a discussion of the amounts of compensation paid to our executive officers, including our NEOs, in 2018 under each of these elements.
Base Salary
We believe that a competitive base salary is a necessary element of our executive compensation program, so that we can attract and retain a stable and highly qualified management team. Base salaries for our executive officers are intended to be competitive with those received by other individuals in similar positions at the companies with which we compete for talent, and to maintain internal parity across our executive team.
Generally, we establish the initial base salaries of our executive officers through arm’s-length negotiation at the time we hire the individual executive officer, taking into account his or her position, qualifications, experience, and the base salaries of our other executive officers. Thereafter, the compensation and leadership committee reviews the base salaries of our executive officers, including our NEOs, at least annually.
Annual Cash Bonuses
Our executive officers, including our NEOs, are participants in our annual Executive Bonus Plan, pursuant to which we generally use annual cash bonuses to motivate participants to achieve our short-term financial and operational objectives while making progress towards our longer-term growth and other goals. Consistent with our executive compensation philosophy, these annual bonuses are intended to help us to deliver a competitive total direct compensation opportunity to our executive officers.
Bonus targets are determined by our compensation and leadership committee, subject to adjustment in certain circumstances, such as mid-year changes in base salary and leaves of absence. Overall funding of the bonus pool is generally determined by reference to corporate performance measures, but our compensation and leadership committee can, in its discretion, adjust individual participants’ bonuses, based on each participant’s individual performance. Individual performance goals for each participant are generally identified at the beginning of the year in discussions with our Chief Executive Officer. These goals may be quantitative or qualitative in nature, depending on the organizational priorities for a given year, and they typically focus on key departmental or operational objectives or functions. Most of these goals are intended to provide a set of common objectives that facilitate collaborative management and engagement, although participants could also be assigned individual objectives.
Long-Term Incentives/Equity Awards
We use long-term incentive compensation in the form of equity awards to motivate our executive officers, including our NEOs, by providing them with the opportunity to build an equity interest in GoPro and to share in the potential appreciation of the value of our Class A common stock.
Generally, in determining the size of the equity awards granted to our executive officers, the compensation and leadership committee takes into consideration the recommendations of our Chief Executive Officer (except with respect to his own equity award), as well as the factors described above. The compensation and leadership committee also considers the dilutive effect of our long-term incentive compensation practices, and the overall impact that these equity awards, as well as awards to other employees, may have on stockholder value.
Annual equity awards are granted to our NEOs in the form of stock options, which represent the right to purchase shares of our Class A common stock at a predetermined price subject to time based vesting; RSUs which represent the right to receive shares of our Class A common stock subject to time based vesting; and PSUs, which represent the right to receive shares of our Class A common stock subject to both achievement of one or more performance metrics and time-based vesting. The proportion and mix of long-term equity vehicles (time based stock options, time based RSUs, and performance based PSUs) is determined by the compensation and leadership committee each year (see “Executive Compensation Decisions for 2018 – Long-Term Incentive Compensation” below). The compensation and leadership committee evaluates equity vehicles annually to determine which form and mix of equity best aligns executive incentives with the long-term interest of our stockholders. The compensation and leadership committee may also choose to utilize other performance-based equity vehicles.
On March 25, 2019, the compensation and leadership committee granted additional PSUs with a grant date of May 15, 2019 to Nicholas Woodman, Brian McGee, Eve Saltman, Sandor Barna, and Dean Jahnke. These 2019 PSUs will be earned and vest proportionally between 25% and 150% of a target number of shares for achievement between a minimum revenue hurdle and a maximum revenue hurdle. Each of the revenue hurdles will be determined by the compensation and leadership committee in the first quarter of 2019. To the extent actually earned, the 2019 PSUs will be subject to time-based vesting, with one third of the total number of shares earned under each 2019 PSU vesting on the initial vesting date of February 15, 2020, and an additional one twelfth of the total number of earned shares under each 2019 PSU vesting quarterly thereafter, for so long as the recipient remains in service to GoPro. If GoPro undergoes a change in control before the performance measurement period has ended, then the revenue achievement metric will be adjusted to reflect the pre-closing period, and the 2019 PSUs determined to be so earned pursuant to the adjusted metric will be subject to any remaining time-based vesting, which will be governed by the change in control severance agreements.
Welfare and Health Benefits
We maintain a tax-qualified retirement plan under Section 401(k) of the Internal Revenue Code (the “Code”) for our U.S. employees, including our executive officers, who satisfy certain eligibility requirements, including requirements relating to age and length of service that provides them with an opportunity to save for retirement on a tax-advantaged basis. We intend for this plan to qualify under Sections 401(a) and 501(a) of the Code so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until distributed from the applicable plan.
All participants’ interests in their deferrals are 100% vested when contributed to this plan. In 2018, we made matching contributions into the Section 401(k) plan for our employees, which are deductible when made by us. Under the plan, pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions.
In addition, we provide other benefits to our executive officers, including our NEOs, on the same basis as all of our full-time employees. These benefits include health, dental and vision benefits, health and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, basic life insurance coverage and discretionary time-off. We do not offer our employees a non-qualified deferred compensation plan or pension plan.
We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices, the competitive market and our employees’ needs.

Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a component of our executive compensation program. Accordingly, we do not provide perquisites to our executive officers, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes. During 2018, none of the NEOs received perquisites or other personal benefits that were, in the aggregate, valued at $10,000 or more. In the future, we may provide perquisites or other personal benefits to our executive officers where we believe it serves a sound business purpose. We do not expect that any future perquisites or other personal benefits will be a significant aspect of our executive compensation program. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the compensation and leadership committee.
Further Considerations for Setting Executive Compensation
Compensation-Setting Process
Role of the Compensation and Leadership Committee
The compensation and leadership committee is responsible for establishing our overall compensation philosophy and reviewing and approving our executive compensation program, including the specific compensation of our executive officers, including our NEOs. The compensation and leadership committee has the authority to retain special counsel and other advisors, including compensation consultants, to assist in carrying out its responsibilities to determine the compensation of our executive officers and, as noted previously, in 2018 retained an executive compensation consultant, Compensia, Inc. (“Compensia”), as further discussed below. The compensation and leadership committee’s authority, duties, and responsibilities are described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available on our website at http://investor.gopro.com.
In determining our overall compensation philosophy and approving the compensation of our executive officers, the compensation and leadership committee is assisted by its compensation consultant, as well as our Chief Executive Officer, our Vice President, People and Places (except with respect to their own compensation), and our executive compensation staff to formulate recommendations with respect to specific compensation actions. The compensation and leadership committee makes all final decisions regarding compensation for our executive officers, including base salary levels, target annual cash bonus opportunities, actual cash bonus payments, and long-term incentive opportunities in the form of equity awards that are earned over a multi-year period. The compensation and leadership committee meets on a regularly-scheduled basis and at other times as needed and periodically reviews compensation matters with the entire board of directors.
Annually, the compensation and leadership committee reviews our executive compensation program, including any incentive compensation plans and arrangements, to assess whether our compensation elements, actions and decisions (i) are properly coordinated, (ii) are aligned with our vision, mission, values and corporate goals, (iii) provide appropriate short-term and long-term incentives for our executive officers, (iv) achieve their intended purposes, and (v) are competitive with the compensation of executives in comparable positions at the companies with which we compete for executive talent.

Following this assessment, the compensation and leadership committee may make any necessary or appropriate modifications to our existing plans and arrangements or adopt new plans or arrangements.
The compensation and leadership committee also conducts an annual review of our executive compensation strategy to ensure that it is appropriately aligned with our business strategy and achieving our desired objectives. Further, the compensation and leadership committee reviews market trends and changes in competitive compensation practices, as described below.
The factors to be considered by the compensation and leadership committee in determining the compensation of our executive officers, including our NEOs, include:

•	the recommendations of our Chief Executive Officer, and our Vice President, People and Places (except with respect to their own compensation) as described below;

•	our corporate growth and other elements of financial performance;

•	our corporate and individual achievements against one or more short-term and long-term performance objectives;

•	the individual performance of each executive officer against his or her business objectives;

•	a review of the relevant competitive market analysis prepared by its compensation consultant (as described below);

•	the expected future contribution of the individual executive officer;

•	historical compensation decisions we have made regarding our executive officers; and

•	internal pay equity based on the impact on our business and performance.
The compensation and leadership committee does not weigh these factors in any predetermined manner, nor does it apply any formulas in making its decisions. The members of the compensation and leadership committee consider this information in light of their individual experience, knowledge of GoPro, knowledge of each executive officer, knowledge of the competitive market and business judgment in making their decisions regarding executive compensation and our executive compensation program.
As part of this process, the compensation and leadership committee evaluates the performance of our Chief Executive Officer each year and makes all decisions regarding his base salary adjustments, target annual cash bonus opportunities, actual cash bonus payments and long-term incentive opportunities in the form of equity awards that are earned over a multi-year period. Our Chief Executive Officer is not present during any of the deliberations regarding his compensation.
Role of our Chief Executive Officer
Our Chief Executive Officer works closely with the compensation and leadership committee in determining the compensation of our other executive officers, including the other NEOs. Our Chief Executive Officer works with the compensation and leadership committee to recommend the structure of the annual Executive Bonus Plan, to identify and develop corporate and individual performance objectives for the annual Executive Bonus Plan, and to evaluate actual performance against the selected measures.
At the beginning of each year, our Chief Executive Officer reviews the performance of our other executive officers, including the other NEOs, for the previous year, and makes recommendations to the compensation and leadership committee for each element of compensation. The compensation and leadership committee then reviews these recommendations and considers the other factors described above and makes decisions as to the target compensation of each executive officer (other than our Chief Executive Officer), as well as each individual compensation element.
While the compensation and leadership committee will consider our Chief Executive Officer’s recommendations, as well as the competitive market analysis prepared by Compensia, these recommendations and market data serve as only two of several factors that the compensation and leadership committee considers in making its decisions with respect to the compensation of our executive officers. No executive officer participates in the determination of the amounts or elements of his or her own compensation.
Role of Compensation Consultant
Pursuant to its charter, the compensation and leadership committee has the authority to engage its own legal counsel and other advisors, including compensation consultants, as determined in its sole discretion, to assist in carrying out its responsibilities. The compensation and leadership committee has the authority to make all determinations regarding the engagement, fees and services of these advisors, and any such advisor reports directly to the compensation and leadership committee.
Accordingly, as noted previously, in 2018, the compensation and leadership committee engaged Compensia to provide information, analysis, and other assistance relating to our executive compensation program on an ongoing basis. The nature and scope of the services provided to the compensation and leadership committee by Compensia in 2018 were as follows:

•	researched, analyzed and developed a proposed compensation peer group;

•	provided advice with respect to compensation best practices, regulatory developments and market trends for executive officers and members of our board of directors;

•	conducted an analysis of long-term incentive equity practices currently used by our compensation peer group and advised on design of our long-term incentive plans;

•	conducted an analysis of the levels of overall compensation and each element of compensation for our executive officers;

•	conducted an analysis of the levels of overall compensation and each element of compensation for the members of our board of directors;

•	provided design advice on our annual Executive Bonus Plan; and

•	provided ad hoc advice and support throughout the year.
Representatives of Compensia attend all meetings of the compensation and leadership committee and communicate with the compensation and leadership committee outside of meetings. Compensia reports to the compensation and leadership committee rather than to management, although Compensia may meet with members of management, including our Chief Executive Officer, our Vice President, People and Places, and members of our executive compensation staff, for purposes of gathering information on proposals that management may make to the compensation and leadership committee.
The compensation and leadership committee has assessed the independence of Compensia taking into account, among other things, the various factors as set forth in Exchange Act Rule 10C-1 and the enhanced independence standards and factors set forth in the applicable Nasdaq listing standards and has concluded that its relationship with Compensia and their respective work on behalf of the compensation and leadership committee has not raised any conflict of interest.
Compensation Peer Group
Given our unique history and business, market competitors and geographical location, the compensation and leadership committee believes that the competitive market for executive talent includes publicly traded technology companies, including Internet-based product and services companies. Accordingly, it develops a compensation peer group to contain a carefully-selected cross-section of public companies using factors described below, with revenues and market capitalizations that are similar to ours and that may also compete in a similar market for executive talent.
In March 2018, the compensation and leadership committee directed Compensia to formulate a group of peer companies to be used as a reference for market positioning and for assessing competitive market practices in connection with making 2018 executive compensation decisions. Compensia reviewed the pool of U.S.-based publicly-traded companies, taking into consideration our industry sector, the size of such companies (based on revenues and market capitalization) relative to our size and growth rate, and the following additional factors:

•	the comparability of the company’s primary sales channels, including via the Internet;

•	the company’s consumer products and/or business services focus;

•	the comparability of the company’s operating history;

•	the comparability of the company’s organizational complexities and growth attributes;

•	the stage of the company’s maturity curve (which increases its likelihood of attracting the type of executive talent for whom we compete); and

•	the comparability of the company’s operational performance (for consistency with our strategy and future performance expectations).
Following this review, Compensia recommended to the compensation and leadership committee a peer group of 16 information technology and consumer-oriented companies, which the compensation and leadership committee subsequently approved. The following peers were removed from our then existing compensation peer group: Cirrus Logic,

Garmin, IPG Photonics, LendingClub, Logitech, Polycom, Rackspace Hosting, Square, Stratasys, Super Micro Computer, and Synaptics. The following comparable peers were added in March 2018: Acushnet Holdings, Callaway Golf, Crocs, Decker Outdoor, Eastman Kodak, Electronics For Imaging, Gogo, Groupon, iRobot, MoneyGram International, NETGEAR, RH, Stitch Fix, TiVo, Universal Electronics, and Vista Outdoor. The selected companies had revenues ranging from $670 million to $2.8 billion and market capitalizations ranging from $300 million to $2.9 billion, which were comparable peers at the time of selection. The compensation and leadership committee reviewed the compensation data drawn from the compensation peer group to develop a representation of the “competitive market” specifically tailored to GoPro with respect to current executive compensation levels and related policies and practices. The compensation and leadership committee then evaluated how its contemplated compensation actions and decisions compared to the competitive market.
The companies comprising the 2018 compensation peer group are as follows:

Acushnet Holdings	Electronics For Imaging	MoneyGram International	Shutterfly
Callaway Golf	Fitbit	NETGEAR	Stitch Fix
Crocs	Gogo	Pandora Media	TiVo
Decker Outdoor	Groupon	Plantronics	Universal Electronics
Eastman Kodak	iRobot	RH	Vista Outdoor
The compensation and leadership committee does not believe that it is appropriate to make compensation decisions, whether regarding base salaries or short-term or long-term incentive compensation, solely using benchmarking as guidance. The compensation and leadership committee, however, does believe that information regarding the compensation practices at our compensation peer group is useful in two respects. First, the compensation and leadership committee recognizes that our compensation policies and practices must be competitive in the marketplace. Second, this information is useful in assessing the reasonableness and appropriateness of individual executive compensation elements and of our overall executive compensation packages.
Other Compensation Policies
Compensation Recoupment Policy
In 2016, we adopted a compensation recoupment policy applicable to cash incentive-based compensation awards paid to our executive officers. In the event of a substantial restatement of financial results filed with the Securities and Exchange Commission, the policy permits the board, if the board determines appropriate under the circumstances, and the executive officer engaged in fraud or intentional illegal conduct that materially contributed to the restatement, to seek recovery of all or any portion of the incentive awards paid or awarded to an executive officer in excess of the awards that would have been paid or awarded based on the restated financial results.
In addition, pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, as applicable to all public companies, we may be legally required to seek reimbursement from our Chief Executive Officer and Chief Financial Officer if, as a result of their misconduct, we restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws.

Equity Grant Policy
It is our policy to avoid the granting of equity awards close in time to the release of material non-public information, and we have adopted a written equity grant policy to specify the timing of the effectiveness of our equity awards to avoid such timing. This policy provides the following guidelines to be observed by the compensation and leadership committee and our board of directors in administering the grant of equity awards under our equity compensation plans in 2018:

•	our board of directors has delegated to the compensation and leadership committee the express authority to administer our 2014 Plan, including the authority to grant awards under the 2014 Plan;

•
our board of directors has delegated to the equity management committee (a committee consisting solely of our Chief Executive Officer) the non-exclusive authority to grant equity awards to employees below the level of executive staff vice president where the awards fall within standard guidelines approved by the compensation and leadership committee and subject to a limitation on the number of shares of our common stock that may be granted in any year;

•
if the equity management committee approves equity awards on or before the 15th day of the month, the awards will be granted effective as of the 15th day of that month, and if it approves such equity awards after the 15th of the month, the grant date for these awards will be the approval date;

•
all equity awards granted outside the equity management committee guidelines or to our employees at or above the level of vice president who serve on the Company’s executive staff must be approved by the compensation and leadership committee; and

•	all equity awards to the non-employee members of our board of directors will be granted automatically in accordance with the terms of our Director Compensation Policy.
Under our 2014 Plan, the exercise price of any option to purchase shares of our Class A common stock may not be less than the fair market value (based on the market closing price) of our Class A common stock on the date of grant.
Stock Ownership Guidelines
In 2016, our board of directors adopted a stock ownership policy to better align the interests of our Chief Executive Officer, our President, and our non-employee directors with the interests of our stockholders. Pursuant to our policy, our Chief Executive Officer and our President are required to achieve ownership of our common stock valued at five times their annual base salary. Our non-employee directors are required to achieve ownership of our common stock valued at five times the amount of the annual retainer payable to directors within five years of joining the Board. The ownership levels of our directors and our Chief Executive Officer as of March 31, 2018, are set forth in the beneficial ownership table section below, and each of our directors and our Chief Executive Officer met the requirements of, and were in compliance with, our stock ownership guidelines as of March 31, 2018.

Derivatives Trading and Hedging and Pledging Policies
We have adopted a policy prohibiting our employees, including our executive officers, and members of our board of directors from speculating in our equity securities, including the use of short sales or any equivalent transaction involving our equity securities. In addition, they may not engage in any other hedging or monetization transactions or trading on margin and other similar or related arrangements, with respect to the securities that they hold. Finally, no employee, including an executive officer, or member of our board of directors may acquire, sell, or trade in any interest or position relating to the future price of our equity securities.
Rule 10b5-1 Sales Plans
From time to time, certain of our directors and executive officers have adopted written plans, known as Rule 10b5-1 plans, in which they have contracted with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from the director or officer. The director or officer may amend or terminate the plan in some circumstances. The adoption, amendment, termination and certain other actions with respect to Rule 10b5-1 plans must comply with the terms of our Policy on Securities Trades by GoPro, Inc. Personnel and the GoPro, Inc. Requirements for Trading Plans.
Frequency of Say-on-Pay Advisory Vote
As previously reported, at our 2015 annual meeting of stockholders, our stockholders selected, on a non-binding advisory basis, three years as the frequency at which we will hold a non-binding advisory vote to approve the compensation to be paid by us to our NEOs. Based on these results, our board of directors has determined that we will conduct future stockholder advisory votes regarding compensation awarded to our NEOs once every three years. This policy will remain in effect until the next stockholder vote on the frequency of stockholder advisory votes on the compensation of NEOs, expected to be held at our 2021 annual meeting of stockholders.
Tax and Accounting Considerations
Deductibility of Executive Compensation
Section 162(m) of the Tax Code generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to certain executive officers.
Recent changes to Section 162(m) in connection with the passage of the Tax Cuts and Jobs Act in December 2017, however, repealed exceptions to the deductibility limit that were previously available for “qualified performance-based compensation,” including stock option grants, effective for taxable years after December 31, 2017. As a result, any compensation paid to certain of our executive officers in excess of $1 million will be non-deductible unless it qualifies for transition relief afforded to compensation payable pursuant to certain binding arrangements in effect on November 2, 2017, and which have not subsequently been materially modified. Because of ongoing uncertainties in the interpretation and implementation of the changes to Section 162(m), however, including the scope of the transition relief, we can offer no assurance of the deductibility of our compensatory arrangements.

Accounting for Stock-Based Compensation
The compensation and leadership committee utilizes accounting considerations in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is FASB ASC Topic 718, the standard which governs the accounting treatment of stock-based compensation awards.
FASB ASC Topic 718 requires us to recognize in our financial statements all share-based payment awards to employees, including grants of options to purchase shares of our Class A common stock as well as RSUs and PSUs that may be settled for shares of our Class A common stock to our executive officers, based on their fair values.
FASB ASC Topic 718 also requires us to recognize the compensation cost of our share-based payment awards in our income statement over the period that an employee, including our executive officers, is required to render service in exchange for the award (which, generally, will correspond to the award’s vesting schedule).
Compensation-Related Risks
Our board of directors is responsible for the oversight of our risk profile, including compensation-related risks. The compensation and leadership committee monitors our compensation policies and practices as applied to our employees to ensure that these policies and practices do not encourage excessive and unnecessary risk-taking. In December 2018, our compensation and leadership committee conducted a review of our compensation programs, including our executive compensation program, and, based on this review, determined that the level of risk associated with these programs is not reasonably likely to have a material adverse effect on us.
Business Highlights for 2018
2018 business highlights include the following:

•
In 2018, we released four new cameras including the completely refreshed HERO7 lineup of cloud-connected line of durable, waterproof cameras featuring image stabilization, telemetry, cloud connectivity and voice control. Our flagship HERO7 Black camera features HyperSmooth image stabilization, which makes it easy to capture professional-looking gimbal-like stabilized videos without a gimbal, TimeWarp Video, which applies a high-speed, ‘magic-carpet-ride’ effect to videos, improved audio, and live streaming, which enables users to share content in real time to Facebook, Twitch, YouTube, Vimeo and other platforms.

•
We deepened the relationship with our global community by including them in the launch of the HERO7 Black. For the launch of HERO7 Black, we introduced the HERO7 Black Million Dollar Challenge, a crowd-sourced the highlight video of HERO7 Black content, showcasing the passions and talents of our community and rewarding 56 creators with an equal share of $1 million.

•
In July, GoPro exceeded 30 million HERO cameras sold since the debut of the first HD model in November 2009. HERO5 Black became the best-selling GoPro in record time, surpassing four million units three months faster than the incumbent HERO4 Silver.

•
We invested in consumer research and analytics, growing our understanding of our customers, how they are segmented, and how they will likely respond to new products, pricing and marketing campaigns, resulting in an improved ability to forecast our business.

•	We restored growth and profitability during the fourth quarter.
Other financial and operational highlights included the following:

•	GoPro reduced GAAP operating expenses to $455 million in 2018, down 17% year-over-year. Non-GAAP operating expenses were also down 17% year-over-year to $395 million.

•	GoPro announced plans to move most of its US-bound camera production out of China, ramping up production in Guadalajara, Mexico in 2019.

•
In the United States in 2018, GoPro grew unit share in the Action Camera category by 6% year-over-year and capturing 87% of the category according to The NPD Group. For the fifth straight year, GoPro captured more than 80% of the Action Camera category by unit volume in the United States.

•	In Europe, GoPro held 73% and 43% of the Action Camera category by dollar and unit volume, respectively, in 2018, according to GfK.

•
In Korea and Thailand, unit sales grew by 27% and 88% respectively, year-over-year in 2018, marking two years of consecutive sell-through growth, according to GfK. In Thailand, dollar sales grew by 87% year-over-year in 2018.

•	GoPro gained more than 3 million new social media followers in 2018, growing its total following to 38 million across all platforms, driven primarily by increases on Instagram and YouTube.

•	We grew our paid subscriber base in the GoPro Plus subscription service by approximately 50% year-over-year in 2018 to 185,381 from 123,292.
Executive Compensation Decisions for 2018
2018 was a year of evolution for our flagship HERO camera and a year of growth in our GoPro Plus subscription service. We are proud of the many product achievements described above which reflect our focus to obsessively serve on delivering the products and services that delight our users, and which we believe will drive camera sales and improve control over our financial results. In January 2018, we also implemented a company-wide restructuring of our business resulting in a global reduction in force reducing our employee headcount to below 1,000 employees by the end of 2018 from 1,273 employees as of December 31, 2017. We continue to focus on reducing operating expenses as we strive to bring value to our stockholders and customers. Decisions related to base salaries, bonus payouts and equity awards for 2018 reflect our product and service achievements and challenges we experienced in 2018.

2018 Compensation for Chief Executive Officer
On January 8, 2018 the Company announced preliminary financial results for the fourth quarter ending December 31, 2017 and reported that on January 4, 2018, Nicholas Woodman, our Chief Executive Officer, volunteered to forego salary and bonus for 2018 and entered into a waiver agreement (the “Waiver Agreement”), pursuant to which the Company and Mr. Woodman agreed that he would receive a nominal salary of $1 and no target 2018 cash bonus opportunity for the year ending December 31, 2018 (the “Cash Compensation Reduction”). The Waiver Agreement also provided that Mr. Woodman’s salary and target cash bonus opportunity would not be increased again without consent of the Company, that Mr. Woodman has no entitlement to or expectation of a reversal of the Cash Compensation Reduction or other gross-up or true-up of or increase in his salary or target bonus, and that Mr. Woodman waives “good reason” under his employment agreement in connection with the Cash Compensation Reduction and the associated adverse effects on the level of Mr. Woodman’s participation in certain of our benefit plans. Any future material reduction in Mr. Woodman’s base salary or target bonus giving rise to “good reason” under Mr. Woodman’s employment agreement will be determined by reference to Mr. Woodman’s then-current base salary and target bonus following the Cash Compensation Reduction and not by reference to his base salary or target bonus in effect prior to the Cash Compensation Reduction.
In connection with our 2018 results, the compensation and leadership committee on February 4, 2019, reinstated Mr. Woodman’s base salary of $800,000 and a target bonus opportunity of 100% effective January 1, 2019.
Base Salary for Other Named Executive Officers
In February 2018, Mr. McGee was promoted from Senior Vice President, Chief Financial Officer, to Executive Vice President, Chief Financial Officer, and his base salary was increased to $460,000 to align with the market for this position and the increased responsibilities of his role. In February 2018, Mr. Barna was promoted from Vice President, Hardware, to Senior Vice President, Chief Technology Officer, and his base salary was increased to $420,000 to align with the market for this position and the increased responsibilities of his role. In March 2018, Ms. Saltman joined the Company as Vice President, Corporate/Business Development, General Counsel, and Secretary, with a base salary of $350,000.
The base salaries of our NEOs during 2018 are set forth in the “Summary Compensation Table” below.
Annual Cash Bonuses for Other Named Executive Officers
In February 2018, the compensation and leadership committee awarded cash bonus opportunities to our executive officers, including our NEOs. The compensation and leadership committee exercised its authority to select net revenue and pre-tax profit (loss) as the performance measures for the 2018 annual cash bonus opportunities for our executive officers, and also established the related threshold and target performance levels for each of these measures.
Under the 2018 Executive Bonus Plan, the performance measures involving our financial results could be determined in accordance with GAAP, or such financial results could consist of non-GAAP financial measures, subject to adjustment by the compensation and leadership committee for one-time items or unbudgeted or unexpected items when determining whether the target levels for the performance measures had been met.

Individual payouts of between 0% and 130% of funded bonuses (with the aggregate individual payouts not to exceed the overall funding level of the plan itself) would also reflect individual performance, based on a review of each executive officer’s actual performance during the year, as ultimately determined by our compensation and leadership committee.
Target Bonus Opportunities
For 2018, the target annual cash bonus opportunities for each of our NEOs under the 2018 Bonus Plan, expressed as a percentage of his or her annual base salary, were as follows:

Named Executive Officer	Annual Base Salary ($)	Target Bonus Opportunity (as a percentage of base salary) (%)	Target Bonus Opportunity ($)
Nicholas Woodman	1	—	—
Brian McGee(1)	454,740	75	341,055
Eve Saltman(2)	266,575	50	133,288
Sandor Barna(3)	417,041	60	229,906
Sharon Zezima(4)	105,000	60	63,000
CJ Prober(5)	60,577	75	45,433

(1)
Mr. McGee’s annual base salary for 2018 is the weighted average of his $400,000 annual base salary from January 1, 2018, to February 1, 2018, and his $460,000 annual base salary from February 2, 2018, to December 31, 2018. Mr. McGee’s annual target bonus opportunity (in dollars) for 2018 reflects his target bonus opportunity (as a percentage of base salary) for 2018 multiplied by his weighted average base salary over 2018.

(2)
Ms. Saltman’s annual base salary for 2018 is prorated for her length of service during 2018 following her appointment to the position of Vice President, Corporate/Business Development, General Counsel and Secretary, effective March 2018.

(3)
Mr. Barna’s annual base salary for 2018 is the weighted average of his $386,250 annual base salary from January 1, 2018, to February 1, 2018, and his $420,000 annual base salary from February 2, 2018, to December 31, 2018. Mr. Barna was on the employee annual bonus plan from January 1, 2018, to February 1, 2018, and then became a participant in the 2018 Executive Bonus Plan from February 2, 2018 to December 31, 2018. Mr. Barna’s annual target bonus opportunity (in dollars) for 2018 reflects his target bonus opportunity for the period he became eligible to participate in the2018 Executive Bonus Plan from February 2, 2018. In addition, his target under the employee annual bonus plan for January 1, 2018 to February 2, 2018 was $11,852.

(4)
Ms. Zezima’s annual base salary for 2018 is prorated for her length of service during 2018 (until the termination of her employment in March 2018). Although Ms. Zezima would have ceased to be eligible to receive any bonus upon her departure under the 2018 Executive Bonus Plan, pursuant to her Transition Incentive Agreement with the Company, Ms. Zezima remained eligible to receive her 2018 bonus, based on her target bonus opportunity (expressed as a percentage of base salary) for 2018 and our actual performance in 2018, prorated for her length of service during 2018.

(5)
Mr. Prober’s annual base salary reflects the actual compensation he received during his 2018 employment, and Mr. Prober’s actual target bonus opportunity (expressed as a percentage of base salary), in each case, prior to the termination of his employment in February 2018. However, Mr. Prober ceased to be eligible to receive any bonus upon the termination of his employment in February 2018.

The target annual cash bonus opportunities of our executive officers, including the NEOs, focused on our short-term financial objectives as reflected in our annual operating plan while, at the same time, allowed for recognition of individual contributions toward achievement of those objectives and the successful execution of each executive’s individual roles and responsibilities. Target bonus opportunities differ among NEOs based on market data, position and level.
Corporate Performance Objectives
For purposes of the 2018 Executive Bonus Plan, the compensation and leadership committee selected net revenue and pre-tax profit/loss as the corporate performance measures with equal weights of 50%, each corresponding to a plan funding level of between 25% and 100%, based on our actual performance between threshold and target levels. The Executive Bonus Plan would have a funding level of 0% for actual performance below the threshold level, with the average of the two component percentages (either a percentage between 25% and 100% or 0%) determining the initial plan funding percentage of between 0% and 100% (before supplemental funding). The target levels for the 2018 corporate performance measures were as follows:

Corporate Performance Measure	2018 Target Level
Net Revenue	$1.23 billion
Pre-Tax Profit/Loss	$9.4 million

Pre-Tax Profit/Loss was determined on a non-GAAP basis which by excluding stock compensation expense, intangible charges, and other one-time charges as appropriate but including bonus expense (including bonus payments under this 2018 Executive Bonus Plan).

The compensation and leadership committee believed these performance measures were appropriate for our business in 2018, as they focused on improving our top and bottom line growth. The compensation and leadership committee established target performance levels for each measure at levels that it believed to be challenging, but attainable, through the successful execution of our annual operating plan.
The threshold and target levels of achievement for each corporate performance measure and their respective plan funding percentages, with the actual plan funding percentage with respect to each measure to be determined independently, as well as the potential supplemental funding formula, were as follows:

Company Performance Target (Bonus Weighting)		Threshold	Target	Supplemental Funding
Net Revenue(1) (50%)	Attainment	$1.10 billion	$1.23 billion	$0.036 of every dollar above $5,000,000 Net Profit(3) up to 200% Funding Target
	Plan Funding	25%	100%
Pre-Tax Profit/Loss(1) (2) (50%)	Attainment	($41.3 million)	$9.4 million
	Plan Funding	25%	100%

(1)	Net revenue would be calculated by our finance department and verified by our executive management, subject to certification and final approval by our compensation and leadership committee.

(2)
Pre-tax profit/loss would be determined on a non-GAAP basis, which excludes stock compensation expenses, intangible charges, and other one-time charges as appropriate but includes bonus expense (including bonus payments under this 2018 Executive Bonus Plan).

(3)
Net profit would be determined on a non-GAAP basis, which excludes stock compensation expenses, intangible changes, and other one-time charges as appropriate but includes non-GAAP taxes and bonus expense (including bonus payments under this 2018 Executive Bonus Plan).

In the event actual performance results were between the threshold and target performance levels, the plan funding percentage would be calculated using linear interpolation of the respective threshold and target percentages.
After the overall level of funding under the 2018 Executive Bonus Plan was determined (between 0% and 200%, including supplemental funding), our compensation and leadership committee could then adjust individual payouts between 0% and

130% of funded levels, provided that the aggregate bonus payouts under the plan could not exceed the overall level of funding of the plan itself.
Individual Performance
After the end of the year, our Chief Executive Officer evaluated each executive officer’s individual performance, based on his assessment of the executive officer’s individual contributions to our executive team, formulated a recommended total bonus payout under the 2018 Executive Bonus Plan, and then submitted these recommendations to the compensation and leadership committee for review and approval.
2018 Performance Results and Bonus Decisions
In February 2019, the compensation and leadership committee determined that, based on actual 2018 performance with respect to each corporate performance measure, weighted and combined payout results were at 47.5% of target bonus opportunities, reflecting the average of 54% achievement of net revenue and 41% achievement of pre-tax profit/loss target. No supplemental funding was achieved.
The compensation and leadership committee approved our Chief Executive Officer’s recommendation (without exercise of the compensation and leadership committee’s authority to adjust individual bonus payouts in the committee’s sole discretion) for a bonus payment aligned with our results of 47.5% of target bonus opportunity to each of our NEOs. Ms. Zezima also received 47.5% of her target bonus under the 2018 Executive Bonus Plan, which aligned with our results (and which was documented in her Transition Incentive Agreement executed in 2018). The payouts under the 2018 Executive Bonus Plan were as follows:

Named Executive Officer	Target Annual Cash Bonus Opportunity ($)	Actual Annual Cash Bonus Payment ($)	Percentage of Target Annual Cash Bonus Opportunity
Nicholas Woodman	—	—	—
Brian McGee(1)	341,055	162,001	47.5
Eve Saltman(2)	133,288	63,312	47.5
Sandor Barna(3)	229,907	109,206	47.5
Sharon Zezima(4)	63,000	29,925	47.5
CJ Prober(5)	45,433	—	—

(1)
Mr. McGee’s annual target bonus opportunity (in dollars) for 2018 reflects his target bonus opportunity (as a percentage of base salary) for 2018 multiplied by his weighted average base salary over 2018.

(2)
Ms. Saltman’s annual target bonus opportunity for 2018 reflects her target bonus opportunity (as a percentage of base salary) for 2018 multiplied by her base salary, prorated for her length of service during 2018 following her appointment to the position of Vice President, Corporate/Business Development, General Counsel and Secretary, effective March 2018.

(3)
Mr. Barna’s annual target bonus opportunity (in dollars) for 2018 reflects his target bonus opportunity (as a percentage of base salary) for 2018 multiplied by his weighted average base salary over 2018. Mr. Barna also received $8,652 under the employee annual bonus plan for the portion of the year during which he was eligible to participate in that bonus plan, prior to his promotion on February 2, 2018.

(4)
Although Ms. Zezima would have ceased to be eligible to receive any bonus upon the termination of her employment under the 2018 Executive Bonus Plan, pursuant to her Transition Incentive Agreement entered into with the Company, Ms. Zezima remained eligible to receive her 2018 bonus, based on her target bonus opportunity (as a percentage of base salary) for 2018 and the Company’s actual performance in 2018, prorated for Ms. Zezima’s length of service during 2018. Ms. Zezima’s annual target bonus opportunity (in dollars) for 2018 set forth above reflects this length-of-service proration.

(5)
Mr. Prober’s actual bonus payment and percentage of target annual cash bonus opportunity for 2018 are listed as zero because he ceased to be eligible to receive any bonus upon the termination of his employment in February 2018.

The annual cash bonuses paid to our NEOs for 2018 are also set forth in the “Summary Compensation Table” below, under the column “Non-Equity Incentive Plan Compensation.”
Long-Term Incentive Compensation
Equity Awards for Named Executive Officers
In 2018, the compensation and leadership committee directed Compensia to review the various long-term incentive vehicles used by our peers and determined that designing a compensation plan using a mix of 50% stock options, 25% RSUs and 25% PSUs would be the best approach for us to attract and retain key talent in our industry and align our executive officers’ interests with the long-term interests of our stockholders. The compensation and leadership committee granted two PSUs to each eligible executive officer, the first equal to 25% of the total value of the portion of the equity awards granted as PSUs and the second equal to half of the value of the first PSU award. The first PSU to be earned if revenue hurdle achieved; the second PSU to be earned if the “stretch” goal is achieved. The first PSU award would vest only if the committee determined that the "Revenue Hurdle” of $1,211,915,000 in net sales revenue for fiscal year 2018, generated in accordance with GAAP, consistent with the methodology used for reporting on the Form 10-K, was achieved. If the Revenue Hurdle was determined by the committee to not have been achieved, none of the shares under the PSU award would vest and the PSU award will permanently and immediately cancel in full without consideration. The second PSU award was granted to our executives based on a stretch "Revenue Hurdle” of $1,234,478,000 in GAAP net sales revenue for fiscal year 2018, subject to the same conditions as the first PSU award.
In April 2018, Ms. Saltman was awarded options to purchase shares of our Class A common stock and RSUs that may be settled in shares of our Class A common stock. These awards were based on the competitive market for a new hire in her position and expected long-term contributions to GoPro. In May 2018, Messrs. McGee and Barna were awarded options to purchase shares of our Class A common stock and RSUs and PSUs that may be settled in shares of our Class A common stock. These awards were based on the competitive market for their respective roles, contributions in 2017 and expected long-term contributions to GoPro. The compensation and leadership committee did not grant Mr. Woodman an equity award in 2018 based on 2017 performance results and the belief that as our founder and majority stockholder, Mr. Woodman’s interests continue to be well aligned with those of our stockholders.
The equity awards granted to our NEOs in 2018 are set forth in the “Summary Compensation Table” and the “2018 Grants of Plan-Based Awards Table” below.
Severance and Change in Control Arrangements
Employment Arrangements
We have entered into written employment offer letters to each of our executive officers, including our Chief Executive Officer and our other NEOs. Each of these arrangements was approved on our behalf by our board of directors or the compensation and leadership committee, as applicable. We believe that these arrangements were appropriate to induce these individuals to forego other employment opportunities or leave their current employer for the uncertainty of a demanding position in a new and unfamiliar organization.

In entering into these arrangements, our board of directors or the compensation and leadership committee, as applicable, was aware that it would be necessary to recruit candidates with the requisite experience and skills to manage a growing business in a dynamic and ever-changing environment. Accordingly, it recognized that it would need to develop competitive compensation packages to attract qualified candidates in a highly-competitive labor market. At the same time, our board of directors or the compensation and leadership committee, as applicable, was sensitive to the need to integrate new executive officers into the executive compensation structure that it was seeking to develop, balancing both competitive and internal equity considerations.
Each of these employment arrangements provides for “at will” employment and sets forth the initial or ongoing compensation arrangements for the NEO, including an initial or ongoing base salary, a target annual cash bonus opportunity, and, in some instances, a recommendation for an equity award in the form of stock options or RSUs.
For a summary of the material terms and conditions of the employment arrangements with each of our NEOs, see “Employment, Severance and Change in Control Agreements” below.
Change in Control and Severance Policy
In January 2014, we adopted a change in control and severance policy, with benefits tied to a qualifying termination in the event of a change in control applicable to our executive officers and certain other employees, pursuant to which each individual entered into a written agreement governing such situations. We believe that the severance policy serves several objectives. First, it eliminates the need to negotiate separation payments and benefits on a case-by-case basis. Second, it helps assure an executive officer that his or her severance payments and benefits are comparable to those of other executive officers with similar levels of responsibility and tenure. Further, it acts as an incentive for our executive officers to remain employed and focused on their responsibilities during the pendency or negotiation of a change in control transaction, which we believe would help to preserve our value and the potential benefit to be received by our stockholders in the transaction. Finally, the change in control and severance policy is easier for us to administer than individually negotiated severance agreements, as it requires less time and expense in negotiation or execution.
To implement this policy, we enter into change in control severance agreements with each of our executive officers, including each of our NEOs. The agreements with our executive officers, including each of our NEOs (other than our Chief Executive Officer) require us to provide certain payments and benefits upon a qualifying termination of employment, which includes a termination of employment without cause or where the NEO resigns with good reason, within three months preceding or 12 months following a change in control of our company. The receipt of these payments and benefits are contingent upon the NEO’s execution, delivery, and non-revocation of a release and waiver of claims satisfactory to us following the separation from service. In addition, for six months following termination of employment, and as a condition to the payments and benefits, the NEO must cooperate with any transition efforts that we request and must not disparage us, or our directors, officers, or employees.
We entered into an employment letter with Mr. Woodman in June 2014, the terms of which supersede in their entirety the change in control and severance agreement he executed in January 2014. For descriptions of the change in control severance arrangements with each of our NEOs see “Arrangement with Our Named Executive Officers” below.

Executive Severance Policy
On February 13, 2019, as part of its annual compensation review process, our compensation and leadership committee approved an executive severance policy, to be immediately effective. Subject to executing a written agreement setting forth to the terms and conditions of the executive severance policy, participants thereunder include certain senior leadership team members other than our Chief Executive Officer, as well as such other employees as our board or the committee may designate. As of February 13, 2019, the committee designated the following NEOs for the fiscal year ended December 31, 2018, as participants in the executive severance policy: Sandor Barna, Brian McGee and Eve Saltman.
Under the executive severance policy, if a participant undergoes a qualifying termination (as defined in the policy) and executes an irrevocable general release of claims in favor of GoPro within 60 days following such qualifying termination, we will provide the participant the following severance benefits (in addition to compensation and benefits earned by the participant but not yet paid through the termination date):

•
Cash Severance. We will pay the participant a cash lump sum equal to 12 months of the participant’s base salary (less applicable deductions and withholding), as in effect immediately prior to the participant’s termination by GoPro or, in the case of voluntary termination by the participant with good reason (as defined in the policy), immediately prior to the occurrence of the event constituting good reason.

•
COBRA Payments. Subject to the participant timely electing coverage in accordance with the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), we will continue to pay the employer portions of such insurance premiums for the participant and/or his or her eligible dependents, as applicable, for up to 12 months following the participant’s termination. Such COBRA subsidies will cease, however, if a participant becomes eligible for comparable group medical, dental and/or vision insurance coverage under the plan(s) of a subsequent employer, or if the participant otherwise ceases to receive COBRA coverage under our plan(s), before the end of the aforementioned 12-month period.

If the participant is or becomes eligible to receive any other cash severance benefits from us comparable to those described in the “Cash Severance” paragraph above, including in a “double-trigger” arrangement in connection with a change in control or other liquidity event of GoPro (such as under our change in control and severance policy), then the amounts of such comparable cash severance benefits will be such that the participant receives the greater of the payments under the executive severance policy and the comparable payments under the other arrangement.
Finally, participants in the executive severance policy are required to agree that, during the six-month period following their cessation of employment, they will cooperate with us in every reasonable respect, use their best efforts to assist us with the transition of their duties to their successors and not in any way or by any means disparage GoPro, the members of our board or our officers and employees.

Arrangements with our Named Executive Officers
Arrangements with Mr. Woodman
Under his employment letter dated June 2, 2014, Mr. Woodman is eligible to receive severance payments and benefits upon a qualifying termination of employment, including a termination of employment in connection with a change in control of our company.
If Mr. Woodman’s employment is terminated by us for any reason other than cause or he resigns for good reason prior to a change in control of GoPro, he will be eligible to receive:

•	a single lump sum payment equal to the sum of 12 months of his then-current base salary and target bonus (assuming a 150% achievement threshold);

•	an additional payment equal to the pro-rata portion of his actual target bonus for the year of his termination of employment; and

•	continuation of COBRA benefits for 12 months following his termination of employment (or if applicable law requires otherwise, a lump sum payment equal to that amount).
If Mr. Woodman’s employment is terminated by us for any reason other than cause or he resigns for good reason within 24 months following a change in control of GoPro, he will be eligible to receive:

•	a single lump sum payment equal to the sum of 24 months of his then-current base salary and target bonus (assuming a 150% achievement threshold);

•	an additional payment equal to the pro-rata portion of his actual target bonus for the year of his termination of employment;

•	full accelerated vesting of all of the shares of our common stock subject to his then-outstanding and unvested equity awards, if any; and

•	continuation of benefits under COBRA for 18 months following his termination of employment (or if applicable law requires otherwise, a lump sum payment equal to that amount).
These payments and benefits are conditioned on Mr. Woodman’s execution and delivery of an irrevocable release to us within the 60 days following his termination of employment.
Further, if we undergo a change in control, any payments that would be “parachute payments” within the meaning of Section 280G of the Code will be reduced so that Mr. Woodman retains, on an after-tax basis, the greatest amount of these payments.
In connection with Mr. Woodman’s Cash Compensation Reduction, we entered into the Waiver Agreement with Mr. Woodman, as discussed above under “2018 Compensation for Chief Executive Officer.”

Arrangements with Mr. McGee
In September 2015, we entered into an employment offer letter with Mr. McGee. Among other things, this letter provided that, subject to the approval of the board of directors, Mr. McGee would be granted an option to purchase 30,000 shares of our Class A common stock, which would vest as to 25% of the shares subject to the option on the first anniversary of his commencement of employment and thereafter in equal monthly installments over an additional 36 months, subject to his continuous service as of each vesting date. The letter also provided that, subject to the approval of the board of directors, Mr. McGee would be granted 15,000 RSUs to vest in four equal annual installments of 25%, each measured from the date of grant, subject to his continuous service as of each vesting date.
Under his change in control and severance agreement dated September 28, 2015, in the event that we terminate his employment for any reason other than cause or he voluntarily resigns his employment for good reason within the three-month period preceding or the 12-month period following a change in control of GoPro, Mr. McGee is eligible to receive severance payments and benefits as follows:

•	12 months of his then-current base salary;

•	100% of his target annual bonus;

•	$3,000 per month for 12 months in lieu of employee benefits; and

•
all of the shares of our common stock subject to each then-outstanding and unvested equity award held by Mr. McGee, including awards that would otherwise only vest upon satisfaction of performance criteria, will accelerate and become vested and exercisable in full immediately prior to his separation from service.

Further, if we undergo a change in control, any payments that would be “parachute payments” within the meaning of Section 280G of the Code will be reduced so that Mr. McGee retains, on an after-tax basis, the greatest amount of these payments.
Arrangements with Mr. Barna
In July 2015, we entered into an employment offer letter with Mr. Barna. Among other things, this letter provided that, subject to the approval of the board of directors, Mr. Barna would be granted an option to purchase 15,000 shares of our Class A common stock, which would vest as to 25% of the shares subject to the option on the first anniversary of his commencement of employment and thereafter in equal monthly installments over 36 months thereafter, subject to his continuous employment as of each vesting date. The letter also provided that, subject to the approval of the board of directors, Mr. Barna would be granted 20,000 RSUs to vest in four equal annual installments of 25%, each measured from the date of grant, subject to his continuous service as of each vesting date.
Under his change in control and severance agreement dated January 29, 2018, in the event that we terminate his employment for any reason other than cause or he voluntarily resigns his employment for good reason within the three-month period preceding or the 12-month period following a change in control of GoPro, Mr. Barna would be eligible to receive severance payments and benefits as follows:

•	12 months of his then-current base salary;

•	100% of his target annual bonus;

•	$3,000 per month for 12 months in lieu of employee benefits; and

•
all of the shares of our common stock subject to each then-outstanding and unvested equity award held by Mr. Barna, including awards that would otherwise only vest upon satisfaction of performance criteria, would accelerate and become vested and exercisable in full immediately prior to his separation from service.

Further, if we undergo a change in control, any payments that would be “parachute payments” within the meaning of Section 280G of the Code would be reduced so that Mr. Barna would retain, on an after-tax basis, the greatest amount of these payments.
Arrangements with Ms. Saltman
In March 2018, we entered into an employment offer letter with Ms. Saltman. Among other things, this letter provided that, subject to the approval of the board of directors, Ms. Saltman would be granted an option to purchase 196,078 shares of our Class A common stock, which would vest as to 25% of the shares subject to the option on the first anniversary of her commencement of employment and thereafter in equal monthly installments over 36 months thereafter, subject to her continuous employment as of each vesting date. The letter also provided that, subject to the approval of the board of directors, Ms. Saltman would be granted 89,469 RSUs to vest in four equal annual installments of 25%, each measured from the date of grant, subject to her continuous service as of each vesting date.
Under her change in control and severance agreement dated March 29, 2018, in the event that we terminate her employment for any reason other than cause or she voluntarily resigns her employment for good reason within the three-month period preceding or the 12-month period following a change in control of GoPro, Ms. Saltman would be eligible to receive severance payments and benefits as follows:

•	12 months of her then-current base salary;

•	100% of her target annual bonus;

•	$3,000 per month for 12 months in lieu of employee benefits; and

•
all of the shares of our common stock subject to each then-outstanding and unvested equity award held by Ms. Saltman, including awards that would otherwise only vest upon satisfaction of performance criteria, would accelerate and become vested and exercisable in full immediately prior to her separation from service.

Further, if we undergo a change in control, any payments that would be “parachute payments” within the meaning of Section 280G of the Code would be reduced so that Ms. Saltman would retain, on an after-tax basis, the greatest amount of these payments.

Arrangements with Mr. Prober
Mr. Prober’s role as Chief Operating Officer ceased on January 5, 2018. He continued to receive his base salary, employee benefits and continued vesting on his equity awards through his termination date of February 16, 2018. In connection with his departure, Mr. Prober received the following payments and benefits under the terms of his Separation Agreement:

•
60 days’ pay in lieu of notice, pursuant to the California Worker Adjustment and Retraining Notification Act (“WARN Act”) which amounted to $73,973, less applicable state and federal payroll deductions;

•	Lump-sum payment of $375,000, less applicable state and federal payroll deductions;

•	Payout of cash bonus pursuant to the 2017 Bonus Plan at eligible target based on actual attainment of corporate results;

•	Continuation of benefits under COBRA for 12 months following his termination date, with GoPro continuing to pay the employer portion of applicable insurance premiums which amounted to $18,659; and

•	Accelerated vesting of all RSUs that otherwise would have vested had Mr. Prober remained employed with us through February 16, 2019.
Arrangements with Ms. Zezima
Ms. Zezima tendered her resignation as our Senior Vice President, Corporate/Business Development, General Counsel and Secretary on January 2, 2018, under which her termination was effective on the transition date of March 30, 2018.
As compensation for serving through March 30, 2018, in addition to continuing to receive her current base salary, bonus payout pursuant to the 2017 Bonus Plan, employee benefits, and continued vesting on her equity awards through her termination date, she received the following under the terms of her Transition Incentive Agreement:

•	A lump-sum transition bonus payment equal to $140,000, less applicable state and federal payroll deductions;

•	Continuation of benefits under COBRA for four months following her termination date, with GoPro continuing to pay the employer portion of applicable insurance premiums which amounted to $9,330;

•	Accelerated vesting of all RSUs that would have vested had Ms. Zezima remained employed with us through September 30, 2018;

•	Ms. Zezima’s cash bonus payment pursuant to the 2017 Bonus Plan, to be paid on or before March 15, 2018; and

•
Ms. Zezima’s cash bonus payment pursuant to the 2018 Bonus Plan, prorated for the year ended December 31, 2018, and based on Ms. Zezima’s current target percentage and actual Company performance in 2018, as determined by the compensation and leadership committee in the first quarter of 2019.

2018 Summary Compensation Table
The following table provides information concerning compensation awarded to, earned by or paid to each of our NEOs for 2018, 2017 and 2016.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)	Total ($)
Nicholas Woodman,	2018	1	—	—	—	—	1
Chief Executive Officer	2017	800,000	—	—	—	147(4)	800,147
	2016	800,000	—	—	300,000	113,255(5)	1,213,255
Brian McGee,	2018	454,740	724,085	600,225	162,001	176(4)	1,941,227
Chief Financial Officer	2017	394,808	472,000	468,885	155,456	147(4)	1,491,296
	2016	345,769	428,400	417,352	143,291	3,508(6)	1,338,320
Eve Saltman,(7)	2018	265,575	499,237	567,901	63,312	46,326(8)	1,442,351
Vice President, Corporate/Business Development, General Counsel and Secretary
Sandor Barna,(9)	2018	417,041	460,778	381,961	109,206	37,474(10)	1,406,460
Senior Vice President,
Chief Technology Officer
Sharon Zezima,	2018	105,000	—	—	29,925	158,359(11)	293,284
former Senior Vice President, Corporate/Business	2017	382,616	330,400	328,219	120,524	10,947(12)	1,172,706
Development, General Counsel and Secretary	2016	334,616	309,829	301,872	114,797	45,205(13)	1,106,319
CJ Prober,	2018	60,577	—	—	—	473,017(14)	533,594
former Chief Operating Officer	2017	442,481	944,000	937,774	174,227	11,977(15)	2,510,459

(1)
The amounts reported in this column represent the aggregate grant date fair value of the RSUs or PSUs, as applicable, made to the NEO in 2018, 2017 and 2016 computed in accordance with FASB ASC Topic 718 and excluding the effect of estimated forfeitures. The grant date fair value for RSUs is measured based on the closing price of our Class A common stock on the date of grant. For 2018, PSUs were included in stock awards. The single performance metric assigned to the PSUs was based our 2018 fiscal year revenue and as such the PSUs were determined to be performance awards under FASB ASC Topic 718. The PSUs did not have any variable payout amounts associated with the earning of the PSUs, but rather an “all-or-none” payout provision. The grant date fair value for these PSUs was measured based on the closing price of our Class A common stock on the date of grant and the amount reflected is based on the fair value of the full PSU awards granted, as we expected the PSUs would be fully earned at the time the PSUs were granted. Note that the amounts reported in this column reflect the accounting cost for these RSUs or PSUs, as applicable, and do not correspond to the actual economic value that may be received by the NEO.

(2)
The amounts reported in this column represent the aggregate grant date fair value of option awards made to the NEO in 2018, 2017 and 2016 computed in accordance with FASB ASC Topic 718 and excluding the effect of estimated forfeitures. The assumptions used in calculating the grant date fair value of the option awards reported in the Option Awards column are set forth in Note 7 to the audited financial statements included in our Annual Report on Form 10-K filed with the SEC on February 15, 2019. Note that the amounts reported in this column reflect the accounting cost for these options and do not correspond to the actual economic value that may be received by the NEO.

(3)
The amounts reported in this column represent the NEO’s annual cash bonus awards, which for 2018, 2017 and 2016, we awarded under the 2018 Executive Bonus Plan, the 2017 Executive Bonus Plan, and the 2016 Executive Bonus Plan, respectively, based on the compensation and leadership committee’s determination of individual and overall company performance.

(4)	Represents the value of corporate merchandise.

(5)	Represents $138 as the value of corporate merchandise and a $113,117 one-time payout of vacation time due to adoption of our employee discretionary time off program.

(6)	Represents $138 as the value of corporate merchandise and a $3,370 one-time payout of vacation time due to adoption of our employee discretionary time off program.

(7)	Ms. Saltman was hired as Vice President, Corporate/Business Development, General Counsel and Secretary, effective March 29, 2018.

(8)
Represents a $25,000 for a sign-on bonus, $9,650 for an additional spot bonus, $11,000 in matching 401(k) account contributions, $500 in charitable contribution matching and $176 in value of corporate merchandise.

(9)	Mr. Barna was promoted to Senior Vice President, Chief Technology Officer, effective February 2, 2018.

(10)
Represents $16,646 for an additional spot bonus, $8,652 under the employee annual bonus plan, $11,000 in matching 401(k) account contributions, $1,000 in charitable contribution matching and $176 in value of corporate merchandise.

(11)	Represents $140,000 in severance pay, per Ms. Zezima’s Transition Incentive Agreement with the Company, $9,029 in matching 401(k) contributions, and $9,330 in COBRA benefits.

(12)	The amount reported includes $10,800 in matching 401(k) account contributions and $147 in value of corporate merchandise.

(13)
Represents $138 in value of corporate merchandise, a $33,967 one-time payout of vacation time due to adoption of our employee discretionary time off program, $10,600 matching 401(k) and $500 in charitable contribution matching.

(14)	Represents $448,973 in severance pay, per Mr. Prober’s separation agreement with the Company, $5,385 in matching 401(k) account contributions, and $18,659 in COBRA benefits.

(15)	Represents $10,800 in matching 401(k) account contributions, $147 in value of corporate merchandise, $1,000 in charitable contribution matching, and $30 in gym benefits.

2018 Grants of Plan-Based Awards Table
The following table provides information concerning each grant of an award made in 2018 for each of our NEOs under any plan. This information supplements the information about these awards set forth in the Summary Compensation Table. All options and stock awards represented in the table below were granted pursuant to our 2014 Plan, unless otherwise noted.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Award Type	Grant Date	Approval Date	Threshold ($)(1)	Target ($)	Maximum ($)(2)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares or Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Nicholas Woodman	N/A	N/A	—	—	—	—	—	—	—	—	—	—	—
Brian McGee(4)	Cash	N/A	—	85,264	341,055	682,110	—	—	—	—	—	—	—
	PSU(5)	5/15/2018	5/12/2018	—	—	—	—	50,459	—	—	—	—	289,635
	PSU(6)	5/15/2018	5/12/2018	—	—	—	—	25,229	—	—	—	—	144,815
	RSU	5/15/2018	5/12/2018	—	—	—	—	—	—	50,459(7)	—	—	289,635
	Option	5/15/2018	5/12/2018	—	—	—	—	—	—	—	201,465(8)	5.74	600,225
Eve Saltman(9)	Cash	N/A	—	33,322	133,288	266,576	—	—	—	—	—	—	—
	RSU	4/16/2018	4/11/2018	—	—	—	—	—	—	89,469(10)	—	—	499,237
	Option	4/16/2018	4/11/2018	—	—	—	—	—	—	—	196,078(11)	5.58	567,901
Sandor Barna(12)	Cash	N/A	—	57,477	229,906	459,812	—	—	—	—	—	—	—
	PSU(5)	5/15/2018	5/12/2018	—	—	—	—	32,110	—	—	—	—	184,311
	PSU(6)	5/15/2018	5/12/2018	—	—	—	—	16,055	—	—	—	—	92,156
	RSU	5/15/2018	5/12/2018	—	—	—	—	—	—	32,110(7)	—	—	184,311
	Option	5/15/2018	5/12/2018	—	—	—	—	—	—	—	128,205(8)	5.74	381,961
Sharon Zezima	Cash	N/A	—	15,750	63,000	126,000	—	—	—	—	—	—	—
	RSU	N/A	—	—	—	—	—	—	—	—	—	—	—
	Option	N/A	—	—	—	—	—	—	—	—	—	—	—
CJ Prober	N/A	N/A	—	—	—	—	—	—	—	—	—	—	—
	RSU	N/A	—	—	—	—	—	—	—	—	—	—	—
	Option	N/A	—	—	—	—	—	—	—	—	—	—	—

(1)
As set forth under the 2018 Executive Bonus Plan, the threshold amount represents corporate financial performance of (i) achievement of net revenue at $1.1 billion and (ii) achievement of pre-tax profit/loss of $(41) million, which, together, would result in an overall plan funding level of 25% (and individual bonus payouts at 25% of annual target bonus opportunities for 2018, subject to adjustment by the compensation and leadership committee).

(2)
As set forth under the 2018 Executive Bonus Plan, the maximum amount represents achievement of target net revenue and pre-tax profit/loss amounts set forth in note (1) above, plus supplemental plan funding of $0.036 of every dollar in net profit above $5,000,000, for total plan funding of up to 200% of target plan funding.

(3)
The amounts reported in this column represent the aggregate grant date fair value of each award computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the option awards reported in the Option Awards column are set forth in Note 7 to the audited financial statements included in our Annual Report on Form 10-K filed with the SEC on February 15, 2019. Note that the amounts reported in this column reflect the accounting cost for these awards and do not correspond to the actual economic value that may be received by the NEO.

(4)	Mr. McGee’s estimated future payouts under the 2018 Executive Bonus Plan reflect his weighted-average base salary over 2018.

(5)
The PSUs will be earned and begin to vest only if the compensation and leadership committee determines that the "Revenue Hurdle” of $1,211,915,000 in net sales revenue for fiscal year 2018, generated in accordance with GAAP, consistent with the methodology used for reporting on the Form 10-

K, is achieved. There are no variable payout amounts available under the terms of the PSUs; no Threshold or Maximum payouts were provided for in the PSU awards. If the compensation and leadership committee determines that the Revenue Hurdle has not been achieved, none of the shares under the PSU awards will vest and the PSU awards will be forfeited. If the compensation and leadership committee determines that the Revenue Hurdles has been achieved, 1/3rd of the total PSUs subject to the awards will vest on the later of (i) February 15, 2019, or (ii) the date when the compensation and leadership committee determines the Revenue Hurdle was achieved, and an additional 1/36th will vest monthly thereafter on the 15th of each succeeding calendar month until the PSUs are fully vested, subject to the Participant’s continued service to the Company through each vesting date. Unvested PSUs may accelerate and become vested subject to the terms of the change in control and severance agreement between the Participant and the Company.

(6)
The PSUs will be earned and begin to vest only if the compensation and leadership committee determines that the "Revenue Hurdle” of $1,234,478,000 in net sales revenue for fiscal year 2018, generated in accordance with GAAP, consistent with the methodology used for reporting on the Form 10-K, is achieved. There are no variable payout amounts available under the terms of the PSUs; no Threshold or Maximum payouts were provided for in the PSU awards. If the compensation and leadership committee determines that the Revenue Hurdles has not been achieved, none of the shares under the PSU awards will vest and the PSU awards will be forfeited. If the compensation and leadership committee determines that the Revenue Hurdle has been achieved, 1/3rd of the total PSUs granted will vest on the later of (i) February 15, 2019, or (ii) the date when the compensation and leadership committee determines the Revenue Hurdle was achieved, and an additional 1/36th will vest monthly thereafter on the 15th of each succeeding calendar month until the PSUs are fully vested, subject to the Participant’s continued service to the Company through each vesting date. Unvested PSUs may accelerate and become vested subject to the terms of the change in control and severance agreement between the Participant and the Company.

(7)
One-fourth of the total RSUs granted vest on February 15, 2019, and an additional 1/4th will vest annually thereafter until the units are fully vested, subject to the Participant’s continued service to the Company through each vesting date. Unvested RSUs may accelerate and become vested subject to the terms of the change in control and severance agreement between the Participant and the Company.

(8)
One-fourth of the total options granted vest on February 15, 2019, and an additional 1/48th will vest monthly thereafter until the options are fully vested, subject to the Participant’s continued service to the Company through each vesting date. Unvested options may accelerate and become vested and exercisable subject to the terms of the change in control and severance agreement between the Participant and the Company.

(9)
Ms. Saltman’s estimated future payouts under the 2018 Executive Bonus Plan are prorated, reflecting her base salary upon appointment to Vice President, Corporate/Business Development, General Counsel and Secretary, effective March 2018.

(10)
One-fourth of the total RSUs granted will vest on April 15, 2019, and an additional 1/4th will vest annually thereafter until the units are fully vested, subject to Ms. Saltman’s continued service to the Company through each vesting date. Unvested RSUs may accelerate and become vested subject to the terms of the change in control and severance agreement between Ms. Saltman and the Company.

(11)
One-fourth of the total options granted will vest on March 29, 2019, and an additional 1/48th will vest monthly thereafter until the options are fully vested, subject to Ms. Saltman’s continued service to the Company through each vesting date. Unvested options may accelerate and become vested subject to the terms of the change in control and severance agreement between Ms. Saltman and the Company.

(12)
Mr. Barna’s estimated future payouts under the 2018 Executive Bonus Plan reflect his prorated base salary for the portion of 2018 (after his promotion) during which he was eligible to participate in the 2018 Executive Bonus Plan.

(13)
Pursuant to her Transition Incentive Agreement with the Company, Ms. Zezima’s estimated future payouts under the 2018 Executive Bonus Plan were prorated, reflecting her separation from the Company in March 2018.

Outstanding Equity Awards at December 31, 2018
The following table provides information concerning unexercised options, stock that has not vested and equity incentive plan awards for each NEO as of December 31, 2018.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Options Unexercisable	Option Exercise Price ($)(1)	Option Expiration Date	Award Type	Equity Incentive Plan Awards: Number of Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Shares, Units or Other Rights That Have Not Vested ($)	Award Type	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Nicholas Woodman	—	—	—	—	N/A	—	—	N/A	—	—
Brian McGee	24,375(2)	5,625(2)	28.54	10/14/2025	RSU	3,750(3)	15,900	PSU	50,459(10)	213,946
	61,483(4)	25,317(4)	10.71	2/2/2026	RSU	20,000(5)	84,800	PSU	25,229(11)	106,971
	69,445(6)	44,191(6)	9.44	2/14/2027	RSU	25,000(7)	106,000	N/A	—	—
	—	201,465(8)	5.74	5/14/2028	RSU	50,459(9)	213,946	N/A	—	—
Eve Saltman	—	196,078(12)	5.58	4/15/2028	RSU	89,469(13)	379,349	N/A	—	—
Sandor Barna	12,187(14)	2,813(14)	28.54	10/14/2025	RSU	5,000(15)	21,200	PSU	32,110(10)	136,146
	19,479(16)	8,021(16)	12.30	2/25/2026	RSU	6,325(17)	26,818	PSU	16,055(11)	68,073
	57,078(18)	—	8.69	12/14/2026	RSU	40,000(19)	169,600	N/A	—	—
	—	128,205(8)	5.74	5/14/2028	RSU	32,110(9)	136,146	N/A	—	—
Sharon Zezima(20)	—	—	—	—	N/A	—	—	N/A	—	—
CJ Prober(20)	—	—	—	—	N/A	—	—	N/A	—	—

(1)
Represents the fair market value of a share of our Class A common stock. For options granted pre-IPO, market value was determined by our board of directors on the grant date. For options granted after our IPO, market value is the closing price of our Class A common stock on date of grant. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) - Critical Accounting Policies and Estimates - Stock-based compensation” included in our Annual Report on Form 10-K for the year ended December 31, 2018 and filed with the SEC on February 15, 2019 (the “Annual Report”) for a discussion of the valuation of our Class A common stock.

(2)
One-fourth of the total options granted vested on September 28, 2016, and an additional 1/48th will vest monthly thereafter until the options are fully vested, subject to Mr. McGee’s continued service to the Company through each vesting date. Unvested options may accelerate and become vested and exercisable subject to the terms of the change in control and severance agreement between Mr. McGee and the Company.

(3)
One-fourth of the total RSUs granted vested on October 15, 2016, and an additional 1/4th will vest annually thereafter until the units are fully vested, subject to Mr. McGee’s continued service to the Company through each vesting date. Unvested RSUs may accelerate and become vested subject to the terms of the change in control and severance agreement between Mr. McGee and the Company.

(4)
One-fourth of the total options granted vested on February 3, 2017, and an additional 1/48th will vest monthly thereafter until the options are fully vested, subject to Mr. McGee’s continued service to the Company through each vesting date. Unvested options may accelerate and become vested and exercisable subject to the terms of the change in control and severance agreement between Mr. McGee and the Company.

(5)
One-fourth of the total RSUs granted vested on February 15, 2017, and an additional 1/4th will vest annually thereafter until the units are fully vested, subject to Mr. McGee’s continued service to the Company through each vesting date. Unvested RSUs may accelerate and become vested subject to the terms of the change in control and severance agreement between Mr. McGee and the Company.

(6)
One-sixth of the total options granted vested on August 15, 2017, and an additional 1/36th will vest monthly thereafter until the options are fully vested, subject to Mr. McGee’s continued service to the Company through each vesting date. Unvested options may accelerate and become vested and exercisable subject to the terms of the change in control and severance agreement between Mr. McGee and the Company.

(7)
One-sixth of the total RSUs granted vested on August 15, 2017, and an additional 1/6th will vest semi-annually thereafter until the units are fully vested, subject to Mr. McGee’s continued service to the Company through each vesting date. Unvested RSUs may accelerate and become vested subject to the terms of the change in control and severance agreement between Mr. McGee and the Company.

(8)
One-fourth of the total options granted vested on February 15, 2019, and an additional 1/48th will vest monthly thereafter, until the options are fully vested, subject to the Participant’s continued service to the Company through each vesting date. Unvested options may accelerate and become vested and exercisable subject to the terms of the change in control and service agreement between the Participant and the Company.

(9)
One-fourth of the total RSUs granted will vested February 15, 2019, and an additional 1/4th will vest annually thereafter until the units are full vested, subject to the Participant’s continued service to the Company through each vesting date. Unvested RSUs may accelerate and become vested subject to the terms of the change in control and severance agreement between the Participant and the Company.

(10)
The PSUs will be earned and begin to vest only if the "Revenue Hurdle” defined as $1,211,915,000 in net sales revenue for fiscal year 2018 generated in accordance with GAAP, consistent with the methodology used for reporting on the Form 10-K is determined by the compensation and leadership committee to be achieved. There are no variable payout amounts under the terms of the PSUs; no Threshold or Maximum payouts were provided for in the PSU awards. If the compensation and leadership committee determines that the Revenue Hurdles has not been achieved, none of the shares under the PSU award will vest and the PSU award will be forfeited. If the Revenue Hurdle is determined by the compensation and leadership committee to have been achieved, 1/3rd of the total PSUs granted will vest on the later of (i) February 15, 2019, or (ii) the date when the compensation and leadership committee determines the Revenue Hurdle was achieved, and an additional 1/36th will vest monthly thereafter on the 15th of each succeeding calendar month until the PSUs are fully vested, subject to the Participant’s continued service to the Company through each vesting date. Unvested PSUs may accelerate and become vested subject to the terms of the change in control and severance agreement between the Participant and the Company. These PSUs were subsequently deemed forfeited by action of the compensation and leadership committee in February 2019.

(11)
The PSUs will be earned and begin to vest only if the "Revenue Hurdle” defined as $1,234,478,000 in net sales revenue for fiscal year 2018 generated in accordance with GAAP, consistent with the methodology used for reporting on the Form 10-K is determined by the compensation and leadership committee to be achieved. There are no variable payout amounts under the terms of the PSUs; no Threshold or Maximum payouts were provided for in the PSU awards. If the compensation and leadership committee determines that the Revenue Hurdles has not been achieved, none of the shares under the PSU award will vest and the PSU award be forfeited. If the Revenue Hurdle is determined by the compensation and leadership committee to have been achieved, 1/3rd of the total PSUs granted will vest on the later of (i) February 15, 2019, or (ii) the date when the compensation and leadership committee determines the Revenue Hurdle was achieved, and an additional 1/36th will vest monthly thereafter on the 15th of each succeeding calendar month until the PSUs are fully vested, subject to the Participant’s continued service to the Company through each vesting date. Unvested PSUs may accelerate and become vested subject to the terms of the change in control and severance agreement between the Participant and the Company. These PSUs were subsequently deemed forfeited by action of the compensation and leadership committee in February 2019.

(12)
One-fourth of the total options granted vested on March 29, 2019, and an additional 1/48th will vest monthly thereafter until the options are fully vested, subject to Ms. Saltman’s continued service to the Company through each vesting date. Unvested options may accelerate and become vested subject to the terms of the change in control and severance agreement between Ms. Saltman and the Company.

(13)
One-fourth of the total RSUs granted vested on April 15, 2019, and an additional 1/4th will vest annually thereafter until the units are full vested, subject to Ms. Saltman’s continued service to the Company through each vesting date. Unvested RSUs may accelerate and become vested subject to the terms of the change in control and severance agreement between Ms. Saltman and the Company.

(14)
One-fourth of the total options granted vested on September 22, 2016, and an additional 1/48th will vest monthly thereafter until the options are fully vested, subject to Mr. Barna’s continued service to the Company through each vesting date. Unvested options may accelerate and become vested and exercisable subject to the terms of the change in control and severance agreement between Mr. Barna and the Company.

(15)
One-fourth of the total RSUs granted vested on October 15, 2016, and an additional 1/4th will vest annually thereafter until the units are fully vested, subject to Mr. Barna’s continued service to the Company through each vesting date. Unvested RSUs may accelerate and become vested subject to the terms of the change in control and severance agreement between Mr. Barna and the Company.

(16)
One-fourth of the total options granted vested on February 26, 2017, and an additional 1/48th will vest monthly thereafter until the options are fully vested, subject to Mr. Barna’s continued service to the Company through each vesting date. Unvested options may accelerate and become vested and exercisable subject to the terms of the change in control and severance agreement between Mr. Barna and the Company.

(17)
One-fourth of the total RSUs granted vested on February 15, 2017, and an additional 1/4th will vest annually thereafter until the units are fully vested, subject to Mr. Barna’s continued service to the Company through each vesting date. Unvested RSUs may accelerate and become vested subject to the terms of the change in control and severance agreement between Mr. Barna and the Company.

(18)	One-fourth of the total options granted vested on June 15, 2017, and an additional 1/24th vested monthly thereafter until the option was fully vested.

(19)
One-sixth of the total RSUs granted vested on April 15, 2018, and an additional 1/6th will vest semi-annually thereafter until the units are fully vested, subject to Mr. Barna’s continued service to the Company through each vesting date. Unvested RSUs may accelerate and become vested subject to the terms of the change in control and severance agreement between Mr. Barna and the Company.

(20)	Neither Ms. Zezima nor Mr. Prober had outstanding equity awards at December 31, 2018 as each had terminated employment prior to such date.

Option Exercises and Stock Vested
The following table provides information concerning the exercise of options and the vesting of RSUs in 2018 for each NEO as of December 31, 2018. No options were exercised in 2018. Value realized on vesting of RSUs is based on the fair market value of our Class A common stock on the vesting date multiplied by the number of shares vested and does not necessarily reflect proceeds received by the NEO.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Nicholas Woodman	—	—	—	—
Brian McGee	—	—	30,417	176,894
Eve Saltman	—	—	—	—
Sandor Barna	—	—	40,663	242,176
Sharon Zezima	—	—	20,959	111,431
CJ Prober	—	—	77,863	431,446
Estimated Payments and Benefits as of December 31, 2018
The following table sets forth the estimated payments and benefits that would be received by each of the NEOs upon a change in control of GoPro, upon a termination of employment without cause or following a resignation for good reason, or in the event of a termination of employment without cause or following a resignation for good reason in connection with a change in control in GoPro. This table reflects amounts payable to each NEO assuming that his or her employment was terminated on December 31, 2018, and the change in control of the Company also occurred on that date. The closing market price per share of our Class A common stock on December 31, 2018, was $4.24.

	Change in Control			Termination of Employment No Change in Control				Termination of Employment Change in Control
Named Executive Officer	Accelerated Vesting of Equity Awards ($)(1)	Excise Tax Payment ($)	Total ($)	Severance Payment ($)	Medical Benefits Continuation ($)	Accelerated Vesting of Equity Awards ($)(1)	Total ($)	Severance Payment ($)	Medical Benefits Continuation ($)	Accelerated Vesting of Equity Awards ($)(1)	Excise Tax Payment ($)	Total ($)
Nicholas Woodman	—	—	—	—	—	—	—	—	—	—	—	—
Brian McGee	—	—	—	—	—	—	—	805,000	36,000	741,563	—	1,582,563
Eve Saltman	—	—	—	—	—	—	—	525,000	36,000	379,349	—	940,349
Sandor Barna	—	—	—	—	—	—	—	630,000	36,000	557,983	—	1,223,983
Sharon Zezima(2)	—	—	—	140,000	9,330	24,736	174,066	—	—	—	—	—
CJ Prober(3)	—	—	—	375,000	18,659	200,404	594,063	—	—	—	—	—

(1)
The value of the accelerated vesting of outstanding and unvested equity awards has been calculated based on the closing market price of our Class A common stock on Nasdaq on December 31, 2018, which was $4.24 per share, less, if applicable, the exercise price of each outstanding and unvested stock option.

(2)	Ms. Zezima resigned and terminated employment on March 30, 2018. The terms of her Transition Incentive Agreement are outlined above in the Severance and Change in Control Arrangements section.

(3)
Mr. Prober’s employment terminated in connection with the restructuring on February 16, 2018. The terms of his Separation Agreement are outlined above in the Severance and Change in Control Arrangements section.

CEO Pay Ratio
The annual total compensation of Mr. Woodman for 2018, as reported in the Summary Compensation Table, was $1.00. The annual total compensation of our median employee for 2018 was $157,790. Based on this information, for 2018, the ratio of the annual total compensation of Mr. Woodman to that of our median employee was approximately 1 to 157,790. By comparison, if Mr. Woodman’s annual total compensation had remained the same in 2018 as it had been in 2017, then Mr. Woodman’s annual total compensation would have been $800,147 in 2018 and the ratio of the annual total compensation of Mr. Woodman to that of our median employee would have been approximately 5.1 to 1.
Calculation Methodology
We identified the employee with compensation at the median of the compensation of all of our employees (the “median employee”) by considering our employee population as of December 31, 2018 (the “employee population determination date”). We considered all individuals (excluding our Chief Executive Officer) who were employed by us on a worldwide basis (including our consolidated subsidiaries) on the employee population determination date, whether employed on a full-time, part-time, seasonal or temporary basis, including employees on a partial-year leave of absence. The compensation measure used for purposes of identifying the median employee was based on earned salary or wages in 2018. In the case of foreign employees, total direct compensation also included “13th month pay” and any holiday allowance that was statutorily required to be paid as we view such compensation to be akin to earned salary or wages, and all amounts were converted to U.S. dollars using exchange rates in effect on the employee population determination date, without making any cost of living adjustments for employees outside of the United States. We also annualized the cash compensation of any permanent employees that were not employed by us for all of 2018. We believe our methodology represents a consistently applied compensation measure that strikes a balance in terms of administrative burden while consistently treating the primary compensation components for our worldwide employee population.
After identifying our median employee, in calculating the annual total compensation of such employee, we used the same methodology we use to calculate the amount reported for our NEOs in the “Total” column of the Summary Compensation Table.

REPORT OF THE COMPENSATION AND LEADERSHIP COMMITTEE
This report of the compensation and leadership committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.
Our compensation and leadership committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the compensation and leadership committee recommended to our board of directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2018.
Submitted by the Compensation and Leadership Committee
Peter Gotcher, Chair
Susan Lyne
Frederic Welts
Lauren Zalaznick

EQUITY COMPENSATION PLAN INFORMATION
The following table presents information as of December 31, 2018, with respect to compensation plans under which shares of our Class A common stock or Class B common stock may be issued.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Right ($)(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities) Reflected in Column(a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	13,500,784	7.2828	24,673,426(3)
Equity compensation plans not approved by security holders	—(4)	—	—
Total	13,500,784	7.2828	24,673,426

(1)	Includes our 2010 Plan, grants assumed under the Sparrow Acquisition Plan (“SAP Plan”), and our 2014 Plan. Excludes purchase rights accruing under our 2014 Employee Stock Purchase Plan.

(2)	The weighted-average exercise price does not reflect the shares that will be issued in connection with the settlement of RSUs, because RSUs have no exercise price.

(3)
There are no shares of common stock available for issuance under our 2010 Plan or under the SAP Plan, but those plans will continue to govern the terms of options or awards granted thereunder. Any shares of Class B common stock that are subject to outstanding awards under the 2010 Plan that are issuable upon the exercise of stock options that expire or become unexercisable for any reason without having been exercised in full will generally be available for future grant and issuance as shares of Class A common stock under our 2014 Plan. In addition, the number of shares reserved for issuance under our 2014 Plan increased automatically by 4,912,278 on January 1, 2019 and will increase automatically on the first day of January of each of 2020 through 2024 by the number of shares equal to 3% of the total outstanding shares of our common stock (which includes outstanding shares of our Class A common stock, outstanding shares of our Class B common stock, outstanding stock options and outstanding RSUs) as of the immediately preceding December 31 or a lower number approved by our board of directors. There are 6,748,056 shares of Class A common stock available for issuance under the 2014 Employee Stock Purchase Plan. The number of shares reserved for issuance under our 2014 Employee Stock Purchase Plan increased automatically by 1,637,426 on January 1, 2019 and will increase automatically on the first day of January of each year during the term of the 2014 Employee Stock Purchase Plan by the number of shares equal to 1% of the total outstanding shares of our common stock (which includes outstanding shares of our Class A common stock, outstanding shares of our Class B common stock, outstanding stock options and outstanding RSUs) as of the immediately preceding December 31 or a lower number approved by our board of directors.

(4)
Excludes outstanding 8,563 RSUs that were assumed as part of an acquisition. In connection with the acquisition, GoPro has only assumed the outstanding RSUs, but not the plan itself, and therefore, no further awards may be granted under the acquired-company plan.

RELATED PARTY TRANSACTIONS
In addition to the executive officer and director compensation arrangements discussed above under “Executive Compensation” and “Proposal No. 1 – Election of Directors – Director Compensation,” respectively, since January 1, 2018, we were a party to the following transactions in which:

•	we have been or are to be a participant;

•	the amount involved exceeds $120,000; and

•
any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest.

Offer Letters and Change In Control Agreements
We have entered into offer letters and change in control severance agreements with our executive officers that, among other things, provide for severance and change in control benefits. See “Executive Compensation – Employment, Severance and Change in Control Agreements” for information about these agreements.
Indemnification of Directors and Officers
We have entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements and our restated certificate of incorporation and amended and restated bylaws provide for indemnification of each of our directors and executive officers to the fullest extent permitted by Delaware law.
Other Transactions
The Company incurs costs for Company-related chartered aircraft fees for the use of Mr. Woodman’s private plane. The Company recorded expense of $16.9 thousand, $0.1 million and $0.5 million in 2018, 2017 and 2016, respectively. As of December 31, 2018 and 2017, the Company had zero accounts payable associated with these aircraft fees.
In 2018, the Company obtained services from SurveyMonkey whose CEO, Alexander Lurie, is a member of the Company's board of directors. The Company recorded expense of $0.1 million in 2018. As of December 31, 2018, the Company had accounts payable associated with SurveyMonkey of $0.1 million.
On January 4, 2018, Mr. Woodman and the Company entered into the Waiver Agreement, pursuant to which the Company and Mr. Woodman agreed that Mr. Woodman would receive a nominal salary of $1 and no target 2018 cash bonus for the year ending December 31, 2018.

Review, Approval or Ratification of Transactions with Related Parties
Our Corporate Governance Guidelines and our Related Party Transactions policy requires that any transaction with a related party that must be reported under applicable rules of the SEC (other than compensation-related matters), must be reviewed and approved or ratified by our audit committee (other than transactions that are subject to review by our board of directors as a whole or any other committee of our board of directors). In approving or rejecting any such proposal, our audit committee will consider the relevant and available facts and circumstances, including, but not limited to, the extent of the related person’s interest in the transactions, the material facts of the proposed transaction, including the proposed aggregate value of such transaction and whether the proposed transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances.

REPORT OF THE AUDIT COMMITTEE
The information contained in the following report of our audit committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by us under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that we specifically incorporate it by reference.
The audit committee of our board of directors is composed of three independent outside directors. The audit committee has reviewed and discussed with our management and PricewaterhouseCoopers LLP our audited financial statements for the year ended December 31, 2018. The audit committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed pursuant to AS No. 1301 “Communications with Audit Committees” as adopted by the Public Company Accounting Oversight Board.
The audit committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from GoPro.
Based on the review and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the Securities and Exchange Commission.
Submitted by the Audit Committee
Kenneth Goldman, Chair
Peter Gotcher
Lauren Zalaznick

ADDITIONAL INFORMATION
Stockholder Proposals to be Presented at Next Annual Meeting
Our bylaws provide that, for stockholder nominations to the board or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to the Secretary at GoPro, Inc., 3000 Clearview Way, San Mateo, California 94402, Attn: Secretary.
To be timely for the 2020 Annual Stockholder’s Meeting, a stockholder’s notice must be delivered to or mailed and received by our Secretary at our principal executive offices not earlier than 5:00 p.m. (Pacific Time) on February 20, 2020 and not later than 5:00 p.m. (Pacific Time) on March 22, 2020. A stockholder’s notice to the Secretary must set forth each matter the stockholder proposes to bring before the annual meeting and the information required by our bylaws.
Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at our 2020 Annual Meeting must be received by the Secretary no later than December 26, 2019 in order to be considered for inclusion in our proxy materials for that annual meeting.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors, executive officers and any persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file. Based solely on its review of the copies of such forms furnished to us and written representations from the directors and executive officers, we believe that all Section 16(a) filing requirements were timely met in 2018, except for one report on Form 4 of Brian McGee regarding the grant of RSUs and stock options on May 15, 2018 inadvertently filed late on May 18, 2018 and one report on Form 4 of Sandor Barna regarding the grant of RSUs and stock options on May 15, 2018 inadvertently filed late on May 18, 2018.
Available Information
GoPro will mail without charge, upon written request, a copy of GoPro’s Annual Report, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:
GoPro, Inc.
3000 Clearview Way
San Mateo, California 94402
Attn: Investor Relations
“Householding” — Stockholders Sharing the Same Last Name and Address
The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our Annual Report and proxy materials, including the Notice of Internet Availability, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.

This year, a number of brokers with account holders who are GoPro stockholders will be “householding” our Annual Report and proxy materials, including the Notice of Internet Availability. A single Notice of Internet Availability and, if applicable, a single set of Annual Report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge Financial Solutions by calling 1-866-540-7095 or writing to: Broadridge House Holding Department, 51 Mercedes Way, Edgewood, NY 11717.
Upon written or oral request, GoPro will promptly deliver a separate copy of the Notice of Internet Availability and, if applicable, Annual Report and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability and, if applicable, Annual Report and other proxy materials, you may write GoPro’s Investor Relations department at 3000 Clearview Way, San Mateo, California 94402, Attn: Investor Relations.
Any stockholders who share the same address and currently receive multiple copies of GoPro’s Notice of Internet Availability or Annual Report and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding or GoPro’s Investor Relations department at the address or telephone number listed above.

OTHER MATTERS
The board of directors does not presently intend to bring any other business before the Annual Meeting and, so far as is known to the board of directors, no matters are to be brought before the Annual Meeting except as specified in the Notice of Annual Meeting of Stockholders. As to any business that may arise and properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

APPENDIX A

Reconciliation of GAAP to Non-GAAP Corporate Performance Measures

2018
GAAP gross margin	31.5%
Stock-based compensation	0.2
Acquisition-related costs	1.0
Restructuring costs	0.1
Non-GAAP gross margin	32.8%

(dollars in thousands)	2018
GAAP operating expenses	$455,396
Stock-based compensation	(38,933)
Acquisition-related costs	(22)
Bonus expenses	(9,514)
Restructuring costs	(21,364)
Non-GAAP bonus plan operating expenses	$385,563

A- 1

GOPRO, INC.
3000 CLEARVIEW WAY
SAN MATEO, CA 94402-3710

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 3, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/GPRO2019**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 3, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. In order to have the shares voted, your instructions must be received no later than June 3, 2019 by 11:59 P.M. Eastern Time.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

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KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GOPRO, INC.

The Board of Directors recommends you vote FOR all of the following nominees:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Nicholas Woodman
02) Tyrone Ahmad-Taylor
03) Kenneth Goldman
04) Peter Gotcher
05) James Lanzone
06) Alexander Lurie
07) Susan Lyne
08) Frederic Welts
09) Lauren Zalaznick

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2019.	☐	☐	☐

Please sign exactly as your name(s) appear(s) in this document. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement and Form 10-K are available at www.proxyvote.com.

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GOPRO, INC.
Annual Meeting of Stockholders
June 4, 2019 10:00 AM, PDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Nicholas Woodman and Brian McGee, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of GOPRO, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, PDT on June 4, 2019, at www.virtualshareholdermeeting.com/GPRO2019 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

*** Exercise Your *Right* to Vote ***

GOPRO, INC.

GOPRO, INC.
3000 CLEARVIEW WAY
SAN MATEO, CA 94402-3710

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Meeting Information

Meeting Type: Annual Meeting
For holders as of: April 11, 2019
Date: June 4, 2019 **Time:** 10:00 AM, PDT
Location: Meeting live via the Internet-please visit www.virtualshareholdermeeting.com/GPRO2019

The company will be hosting the meeting live via the Internet this year. To attend the meeting via the Internet please visit www.virtualshareholdermeeting.com/GPRO2019 and be sure to have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page).

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:
NOTICE AND PROXY STATEMENT AND FORM 10-K

How to View Online:
Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com*.

How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 21, 2019 to facilitate timely delivery.

How To Vote

Please Choose One of the Following Voting Methods

Vote By Internet:

Before The Meeting:
Go to *www.proxyvote.com*. Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions.

During The Meeting:
Go to *www.virtualshareholdermeeting.com/GPRO2019*. Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

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Voting Items

The Board of Directors recommends you vote FOR all of the following nominees:

1. Election of Directors

   Nominees:

01)	Nicholas Woodman	06)	Alexander Lurie
02)	Tyrone Ahmad-Taylor	07)	Susan Lyne
03)	Kenneth Goldman	08)	Frederic Welts
04)	Peter Gotcher	09)	Lauren Zalaznick
05)	James Lanzone		

The Board of Directors recommends you vote FOR the following proposal:

2. Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2019.

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